Exhibit 4.25
Private & Confidential

LOAN AGREEMENT
for a
Loan of up to US$38,800,000
to
KASSOS NAVIGATION S.A.
TILOS NAVIGATION S.A.
SYMI NAVIGATION S.A.
and
HALKI NAVIGATION S.A.

provided by
THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1

Arranger, Agent, Security Agent and Account Bank
AEGEAN BALTIC BANK S.A.

Swap Provider
HSH NORDBANK AG

THIS AGREEMENT is dated 24 April 2008 and made BETWEEN:

(1)	KASSOS NAVIGATION S.A., TILOS NAVIGATION S.A., SYMI NAVIGATION S.A. and HALKI NAVIGATION S.A. as joint and several Borrowers;

(1)	AEGEAN BALTIC BANK S.A. as Arranger, Agent, Security Agent and Account Bank;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as Banks; and

(3)	HSH NORDBANK AG as Swap Provider.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrowers, jointly and severally, in twenty (20) Advances, a loan of up to Thirty eight million eight hundred thousand Dollars ($38,800,000) for the purpose of financing part of the construction and acquisition cost of the Ships.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Account Bank" means Aegean Baltic Bank S.A. of 28 Diligianni Street, 145 62 Kifissia, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and includes its successors in title;

"Additional Cost" means:

(a)	in relation to the Kassos Ship, the Kassos Additional Cost;

(b)	in relation to the Tilos Ship, the Tilos Additional Cost;

(c)	in relation to the Symi Ship, the Symi Additional Cost; or

(d)	in relation to the Halki Ship, the Halki Additional Cost,

and "Additional Costs" means any or all of them;

"Advance" means each borrowing of a proportion of the Total Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing, it includes (i) each Kassos Contract Instalment Advance, (ii) the Kassos Delivery Advance, (iii) each Tilos Contract Instalment Advance, (iv) the Tilos Delivery Advance, (v) each Symi Contract Instalment Advance, (vi) the Symi Delivery Advance, (vii) each Halki Contract Instalment Advance and (viii) the Halki Delivery Advance, and:

(a)	in relation to the Kassos Ship and the Kassos Tranche, means the Kassos Advances;

(b)	in relation to the Tilos Ship and the Tilos Tranche, means the Tilos Advances;

(c)	in relation to the Symi Ship and the Symi Tranche, means the Symi Advances; or

(d)	in relation to the Halki Ship and the Halki Tranche, means the Halki Advances,

and "Advances" means any or all of them;

"Aegean Marine Guarantee" means the corporate guarantee executed or (as the context may required) to be executed by the Aegean Marine Guarantor in favour of the Security Agent in the form set out in schedule 6;

"Aegean Marine Guarantor" means Aegean Marine Petroleum Network Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

"Aegean Shipholdings Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the Aegean Shipholdings Guarantor in favour of the Security Agent in the form set out in schedule 10;

"Aegean Shipholdings Guarantor" means Aegean Shipholdings Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of Marshall Islands MH96960 and includes its successors in title;

"Agent" means Aegean Baltic Bank S.A. of 28 Diligianni Street, 145 62 Kifissia, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Banks and the Swap Provider pursuant to clause 16.13 and includes its successors in title;

"Applicable Accounting Principles" means the most recent and up-to-date US GAAP applicable at any relevant time;

"Approved Broker" means each of Arrow Research Ltd. of London, England, Astrup Fearnley A/S of Oslo, Norway, H. Clarkson & Company Ltd. of London, England, Maersk Broker K/S of Copenhagen, Denmark, Simpson Spence & Young Ltd. of London, England, R.S. Platou Shipbrokers of Oslo, Norway and Barry Rogliano Salles of Paris, France and includes their respective successors in title and "Approved Brokers" means any or all of them;

"Arranger" means Aegean Baltic Bank S.A. of 28 Diligianni Street, 145 62 Kifissia, Greece (or such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

"Balloon Instalment" has, in respect of each Tranche, the meaning ascribed thereto in clause 4.1.1;

"Banking Day" means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Hamburg, Athens, Piraeus and New York City (or any other relevant place of payment under clause 6);

"Banks" means the banks and financial institutions listed in schedule 1 and includes their respective successors in title and Transferee Banks and "Bank" means any of them;

"Borrowed Money" means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

"Borrower" means:

(a)	in relation to the Kassos Ship, the Kassos Borrower;

(b)	in relation to the Tilos Ship, the Tilos Borrower;

(c)	in relation to the Symi Ship, the Symi Borrower; or

(d)	in relation to the Halki Ship, the Halki Borrower,

and "Borrowers" means any or all of them;

"Borrowers' Security Documents" means, at any relevant time, such of the Security Documents as shall have been executed by any of the Borrowers at such time;

"Builders" means, together, Qingdao and Hyundai and "Builder" means either of them;

"Casualty Amount" means, in relation to each Ship, Five hundred thousand Dollars ($500,000) or the equivalent in any other currency;

"Classification" means, in relation to each Ship, the highest class available for a vessel of her type with the relevant Classification Society or such other classification as the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification in relation to such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"Classification Society" means, in relation to each Ship, Lloyd's Register of Shipping or such other classification society which the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the International Convention on Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"Commitment" means, in relation to each Bank, the amount set out opposite its name in the column headed "Commitment" in schedule 1 and/or, in the case of a Transferee Bank, the amount transferred as specified in the relevant Transfer Certificate, as reduced in each case by any relevant term of this Agreement;

"Compulsory Acquisition" means, in relation to a Ship, requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"Confirmation" shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement under which the relevant Designated Transaction is entered into;

"Contract" means:

(a)	in relation to the Kassos Ship, the Kassos Contract;

(b)	in relation to the Tilos Ship, the Tilos Contract;

(c)	in relation to the Symi Ship, the Symi Contract; or

(d)	in relation to the Halki Ship, the Halki Contract,

and "Contracts" means any or all of them;

"Contract Assignment Consent and Acknowledgement" means:

(a)	in relation to the Kassos Ship, the Kassos Contract Assignment Consent and Acknowledgement;

(b)	in relation to the Tilos Ship, the Tilos Contract Assignment Consent and Acknowledgement;

(c)	in relation to the Symi Ship, the Symi Contract Assignment Consent and Acknowledgement; or

(d)	in relation to the Halki Ship, the Halki Contract Assignment Consent and Acknowledgement,

and "Contract Assignment Consents and Acknowledgements" means any or all of them;

"Contract Instalment Advances":

(a)	in relation to the Kassos Ship and the Kassos Tranche, means the Kassos Contract Instalment Advances;

(b)	in relation to the Tilos Ship and the Tilos Tranche, means the Tilos Contract Instalment Advances;

(c)	in relation to the Symi Ship and the Symi Tranche, means the Symi Contract Instalment Advances; or

(d)	in relation to the Halki Ship and the Halki Tranche, means the Halki Contract Instalment Advances,

and "Contract Instalment Advance" means any of them;

"Contract Price" means:

(a)	in relation to the Kassos Ship, the Kassos Contract Price;

(b)	in relation to the Tilos Ship, the Tilos Contract Price;

(c)	in relation to the Symi Ship, the Symi Contract Price; or

(d)	in relation to the Halki Ship, the Halki Contract Price,

and "Contract Prices" means any or all of them;

"Construction Cost" means, in relation to each Ship, the aggregate of (a) the Contract Price for that Ship and (b) the Additional Cost for that Ship and "Construction Costs" means any or all of them;

"Contribution" means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

"Corporate Guarantees" means, together, the Aegean Marine Guarantee and the Aegean Shipholdings Guarantee and "Corporate Guarantee" means either of them;

"Corporate Guarantors" means, together, the Aegean Marine Guarantor and the Aegean Shipholdings Guarantor and "Corporate Guarantor" means either of them;

"Creditors" means, together, the Arranger, the Agent, the Security Agent, the Account Bank, the Swap Provider and the Banks and "Creditor" means any of them;

"Deed of Covenant" means:

(a)	in relation to the Kassos Ship, the Kassos Deed of Covenant;

(b)	in relation to the Tilos Ship, the Tilos Deed of Covenant;

(c)	in relation to the Symi Ship, the Symi Deed of Covenant; or

(d)	in relation to the Halki Ship, the Halki Deed of Covenant,

and "Deeds of Covenant" means any or all of them;

"Default" means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

"Delivery Advance":

(a)	in relation to the Kassos Ship and the Kassos Tranche, means the Kassos Delivery Advance;

(b)	in relation to the Tilos Ship and the Tilos Tranche, means the Tilos Delivery Advance;

(c)	in relation to the Symi Ship and the Symi Tranche, means the Symi Delivery Advance; or

(d)	in relation to the Halki Ship and the Halki Tranche, means the Halki Delivery Advance,

and "Delivery Advances" means any or all of them;

"Delivery Date" means, in relation to each Ship, the date on which such Ship is delivered to the relevant Borrower in accordance with the relevant Contract;

"Designated Transaction" means a transaction which fulfils the following requirements:

(a)	it is entered into by the Borrowers with the Swap Provider pursuant to the Master Swap Agreement as contemplated by clause 2.9; and

(b)
its purpose is the hedging of the Borrowers' exposure under this Agreement to fluctuations of LIBOR in relation to the funding of one or more Tranches (or any part thereof) for a period expiring no later than the final Repayment Date of the relevant Tranche(s) (or the relevant part thereof);

"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

"Dollars" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

"Drawdown Date" means, in relation to each Advance, any date, being a Banking Day falling during the Drawdown Period for such Advance, on which the relevant Advance is, or is to be, made available;

"Drawdown Notice" means, in relation to each Advance, a notice substantially in the form of schedule 2 in respect of such Advance;

"Drawdown Period" means, in relation to each Advance, the period commencing on the date of this Agreement and ending on the Termination Date or the period ending on such earlier date (if any) on which (a) the aggregate amount of the Advances is equal to the Total Commitment or (b) the Total Commitment is reduced to zero pursuant to clauses 4.3, 4.7, 10.2 or 12 or (c) the Delivery of the Ship relevant to such Advance takes place;

"Early Termination Date" shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

"Earnings" means, in relation to a Ship, all moneys whatsoever from time to time due or payable to a Borrower during the Security Period arising out of the use or operation of such Borrower's Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to such Borrower in the event of requisition of such Borrower's Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of such Borrower's Ship;

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

"Environmental Affiliate" means any agent or employee of any Borrower or any other Relevant Party or any person having a contractual relationship with any Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

"Environmental Approval" means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

"Environmental Claim" means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

"Environmental Laws" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

"Event of Default" means any of the events or circumstances described in clause 10.1;

"Fee Letter" means the fee letter of even date herewith executed or (as the context may require) to be executed between (inter alios) the Borrowers, the Corporate Guarantors, the Manager, the Agent and the Arranger;

"First Repayment Date" means, in relation to each Tranche (and subject to clause 6.3), the date falling three (3) months after the earlier of (a) the Drawdown Date of the Delivery Advance relevant to such Tranche and (b) the last day of the Drawdown Period for the Delivery Advance relevant to such Tranche;

"Flag State" means such state or territory designated in writing by the Majority Banks, at the request of a Borrower, as being the "Flag State" of such Borrower's Ship for the purposes of the relevant Ship Security Documents;

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"Group" means, together, the Aegean Marine Guarantor and its Subsidiaries from time to time (including, for the avoidance of doubt, the Borrowers) and "member of the Group" shall be construed accordingly;

"Halki Additional Cost" means One million six hundred thousand Dollars ($1,600,000) or such other lesser sum in Dollars as may be payable by the Halki Borrower to Iota pursuant to the Halki Supervision Agreement, as the cost for the services provided by Iota thereunder;

"Halki Advances" means, together, the Halki Contract Instalment Advances and the Halki Delivery Advance and "Halki Advance" means any of them;

"Halki Borrower" means Halki Navigation S.A. of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;

"Halki Contract" means the shipbuilding contract QHS-227-5500-06011301 dated 28 February 2008 made between the Halki Borrower and the Builders, as amended by an Addendum No. 1 thereto dated 28 February 2008 and as may be further amended and supplemented from time to time with the prior written consent of the Agent (acting on the instructions of the Majority Banks), relating to the construction and sale by the Builders, and the purchase by the Halki Borrower, of the Halki Ship;

"Halki Contract Assignment Consent and Acknowledgement" means the acknowledgement of notice of, and consent to, the assignment in respect of the Halki Contract given or (as the context may require) to be given by the Builders in the form scheduled to the Halki Pre-delivery Security Assignment;

"Halki Contract Instalment Advance" means, in relation to the Halki Ship, each of the four (4) Advances of the Halki Tranche in the amount of up to $2,500,000, in the case of the first such Advance and up to $1,700,000, in the case of each of the second, third and fourth such Advances, each made or (as the context may require) to be made available to the Borrowers to finance in part the payment of an instalment of the Halki Contract Price falling due before the Delivery Date of the Halki Ship, in each case as set out in more detail in schedule 5 and "Halki Contract Instalment Advances" means any or all of them;

"Halki Contract Price" means Ten million six hundred thousand Dollars ($10,600,000) or such other lesser sum in Dollars as may be payable by the Halki Borrower to the Builders pursuant to the Halki Contract as the purchase price for the Halki Ship thereunder;

"Halki Deed of Covenant" means the deed of covenant and/or the general assignment collateral to the Halki Mortgage executed or (as the context may require) to be executed by the Halki Borrower in favour of the Security Agent and/or any other Creditors in such form as the Agent may require in its sole discretion;

"Halki Delivery Advance" means an Advance of up to $2,100,000 made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing part of the final instalment of the Halki Contract Price falling due on the Delivery Date of the Halki Ship and (b) financing part of the Halki Additional Cost;

"Halki Management Agreement" means the agreement made or (as the context may require) to be made between the Halki Borrower and the Manager in a form previously approved in writing by the Agent (acting on the instructions of the Majority Banks) providing (inter alia) for the Manager to manage the Halki Ship;

"Halki Mortgage" means the first priority or (as the case may be) preferred mortgage of the Halki Ship executed or (as the context may require) to be executed by the Halki Borrower in favour of the Security Agent and/or any other Creditors in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) may require;

"Halki Operating Account" means an interest bearing Dollar account of the Halki Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Halki Operating Account for the purposes of this Agreement;

"Halki Operating Account Pledge" means the first priority pledge executed or (as the context may require) to be executed between (inter alios) the Halki Borrower, the Banks, the Swap Provider and the Agent in respect of the Halki Operating Account in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) may require;

"Halki Pre-delivery Security Assignment" means the assignment of the Halki Contract and the Halki Refund Guarantees executed or (as the context may require) to be executed by the Halki Borrower in favour of the Security Agent in the form set out in schedule 7;

"Halki Refund Guarantee" means the letter of guarantee dated 7 March 2008, number 100-000-200800951476 issued by Seoul Guarantee Insurance Company as Refund Guarantor in favour of the Halki Borrower in respect of the Builders' obligations under the Halki Contract and any further guarantee(s) to be issued by a Refund Guarantor in respect of such obligations, pursuant to any agreement supplemental to the Halki Contract, and any extensions, renewals or replacements thereto or thereof, in each case in form and substance acceptable to the Agent (acting on the instructions of the Majority Banks in their sole discretion) and "Halki Refund Guarantees" means any or all of them;

"Halki Refund Guarantee Assignment Consent and Acknowledgement" means, in relation to each Halki Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Halki Refund Guarantee given or (as the context may require) to be given by a Refund Guarantor, in the form scheduled to the Halki Pre-delivery Security Assignment and "Halki Refund Guarantee Assignment Consents and Acknowledgements" means any or all of them;

"Halki Ship" means the 5,500 dwt class oil tanker known on the date of this Agreement and during construction at Qingdao's yard as Hull No. QHS-227, to be constructed and sold by the Builders to the Halki Borrower pursuant to the Halki Contract and to be registered on the Delivery Date for such Ship in the ownership of the Halki Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

"Halki Supervision Agreement" means the contract executed or (as the case may be) to be executed between the Halki Borrower and Iota, as may be amended and supplemented from time to time, relating to the provision of design, building supervision, representation, turn-key delivery services and the procurement of machinery and supplies by Iota to the Halki Borrower in relation to the Halki Ship;

"Halki Tranche" means a tranche of the Total Commitment and the Loan of up to Nine million seven hundred thousand Dollars ($9,700,000) to be drawn down in not more than five (5) Advances (being the Halki Advances) or (as the context may require) the principal amount thereof outstanding at any relevant time;

"Hyundai" means Hyundai Corporation Co., Ltd. of 226 1Ga, Sinmunno, Jongno-Gu, Seoul, Republic of Korea and includes its successors in title;

"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

"Insurances" means, in relation to a Ship, all policies and contracts of insurance (which expression includes all entries of that Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Borrower (whether in the sole name of such Borrower, or in the joint names of such Borrower and the Security Agent and/or any other Creditor or otherwise) in respect of such Borrower's Ship and her Earnings or otherwise howsoever in connection with such Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

"Interest Payment Date" means the last day of an Interest Period;

"Interest Period" means, in relation to any Advance or Tranche, each period for the calculation of interest in respect of such Advance or, as the case may be, Tranche ascertained in accordance with clauses 3.2 and 3.3;

"Iota" means Iota Corporation of 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;

"ISPS Code" means the International Ship and Port facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISSC" means an International Ship Security Certificate issued in respect of a Ship pursuant to the ISPS Code;

"Kassos Additional Cost" means One million six hundred thousand Dollars ($1,600,000) or such other lesser sum in Dollars as may be payable by the Kassos Borrower to Iota pursuant to the Kassos Supervision Agreement, as the cost for the services provided by Iota thereunder;

"Kassos Advances" means, together, the Kassos Contract Instalment Advances and the Kassos Delivery Advance and "Kassos Advance" means any of them;

"Kassos Borrower" means Kassos Navigation S.A. of 80 Broad Street, Monrovia, Liberia and includes its successors in title;

"Kassos Contract" means the shipbuilding contract No. QHS-225-5500-06011301 dated 28 February 2008 made between the Kassos Borrower and the Builders, as amended by an Addendum No. 1 thereto dated 28 February 2008 and as may be further amended and supplemented from time to time with the prior written consent of the Agent (acting on the instructions of the Majority Banks), relating to the construction and sale by the Builders, and the purchase by the Kassos Borrower, of the Kassos Ship;

"Kassos Contract Assignment Consent and Acknowledgement" means the acknowledgement of notice of, and consent to, the assignment in respect of the Kassos Contract given or (as the context may require) to be given by the Builders in the form scheduled to the Kassos Pre-delivery Security Assignment;

"Kassos Contract Instalment Advance" means, in relation to the Kassos Ship, each of the four (4) Advances of the Kassos Tranche in the amount of up to $2,500,000, in the case of the first such Advance and up to $1,700,000, in the case of each of the second, third and fourth such Advances, each made or (as the context may require) to be made available to the Borrowers to finance in part the payment of an instalment of the Kassos Contract Price falling due before the Delivery Date of the Kassos Ship, in each case as set out in more detail in schedule 5 and "Kassos Contract Instalment Advances" means any or all of them;

"Kassos Contract Price" means Ten million six hundred thousand Dollars ($10,600,000) or such other lesser sum in Dollars as may be payable by the Kassos Borrower to the Builders pursuant to the Kassos Contract as the purchase price for the Kassos Ship thereunder;

"Kassos Deed of Covenant" means the deed of covenant and/or the general assignment collateral to the Kassos Mortgage executed or (as the context may require) to be executed by the Kassos Borrower in favour of the Security Agent and/or any other Creditors in such form as the Agent may require in its sole discretion;

"Kassos Delivery Advance" means an Advance of up to $2,100,000 made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing part of the final instalment of the Kassos Contract Price falling due on the Delivery Date of the Kassos Ship and (b) financing part of the Kassos Additional Cost;

"Kassos Management Agreement" means the agreement made or (as the context may require) to be made between the Kassos Borrower and the Manager in a form previously approved in writing by the Agent (acting on the instructions of the Majority Banks) providing (inter alia) for the Manager to manage the Kassos Ship;

"Kassos Mortgage" means the first priority or (as the case may be) preferred mortgage of the Kassos Ship executed or (as the context may require) to be executed by the Kassos Borrower in favour of the Security Agent and/or any other Creditors in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) may require;

"Kassos Operating Account" means an interest bearing Dollar account of the Kassos Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Kassos Operating Account for the purposes of this Agreement;

"Kassos Operating Account Pledge" means the first priority pledge executed or (as the context may require) to be executed between (inter alios) the Kassos Borrower, the Banks, the Swap Provider and the Agent in respect of the Kassos Operating Account in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) may require;

"Kassos Pre-delivery Security Assignment" means the assignment of the Kassos Contract and the Kassos Refund Guarantees executed or (as the context may require) to be executed by the Kassos Borrower in favour of the Security Agent in the form set out in schedule 7;

"Kassos Refund Guarantee" means the letter of guarantee dated 7 March 2008, number 100-000-200800950829 issued by Seoul Guarantee Insurance Company as Refund Guarantor in favour of the Kassos Borrower in respect of the Builders' obligations under the Kassos Contract and any further guarantee(s) to be issued by a Refund Guarantor in respect of such obligations pursuant to any agreement supplemental to the Kassos Contract, and any extensions, renewals or replacements thereto or thereof, in each case in form and substance acceptable to the Agent (acting on the instructions of the Majority Banks in their sole discretion) and "Kassos Refund Guarantees" means any or all of them;

"Kassos Refund Guarantee Assignment Consent and Acknowledgement" means, in relation to each Kassos Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Kassos Refund Guarantee given or (as the context may require) to be given by a Refund Guarantor, in the form scheduled to the Kassos Pre-delivery Security Assignment and "Kassos Refund Guarantee Assignment Consents and Acknowledgements" means any or all of them;

"Kassos Ship" means the 5,500 dwt class oil tanker known on the date of this Agreement and during construction at Qingdao's yard as Hull No. QHS-225, to be constructed and sold by the Builders to the Kassos Borrower pursuant to the Kassos Contract and to be registered on the Delivery Date for such Ship in the ownership of the Kassos Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

"Kassos Supervision Agreement" means the contract executed or (as the context may require) to be executed between the Kassos Borrower and Iota, as may be amended and supplemented from time to time, relating to the provision of design, building supervision, representation, turn-key delivery services and the procurement of machinery and supplies by Iota to the Kassos Borrower in relation to the Kassos Ship;

"Kassos Tranche" means a tranche of the Total Commitment and the Loan of up to Nine million seven hundred thousand Dollars ($9,700,000) to be drawn down in not more than five (5) Advances (being the Kassos Advances) or (as the context may require) the principal amount thereof outstanding at any relevant time;

"LIBOR" means in relation to a particular period:

(a)
the rate per annum for deposits of Dollars for a period equivalent to such period at or around 11:00 a.m. on the Quotation Date for such period as displayed on Reuters BBA page LIBOR01  (and, for the purposes of this Agreement, "Reuters BBA page LIBOR01" means the display designated as "Reuters BBA page LIBOR01" on the Reuters Service or such other page as may replace "Reuters BBA page LIBOR01" on the Reuters Service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association for the purpose of displaying BBA Interest Settlement Rates (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) dated August, 2006 as amended) for Dollars)); or

(b)
if on such date no such rate is displayed, LIBOR for such period shall be the rate per annum determined by the Agent to be the arithmetic mean of the rates per annum (rounded upward if necessary to the nearest one sixteenth (1/16th) of one per cent) quoted to the Agent by each Bank at the request of the Agent as the rate for deposits in Dollars in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period offered to that Bank by prime banks in the London Interbank Market at or about 11:00 a.m. on the Quotation Date for such period;

"Loan" means the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

"Majority Banks" means at any relevant time Banks (i) the aggregate of whose Contributions exceeds Sixty six point six per cent (66.6%) of the Loan or (ii) (if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds Sixty six point six per cent (66.6%) of the Total Commitment;

"Management Agreement" means:

(a)	in relation to the Kassos Ship, the Kassos Management Agreement;

(b)	in relation to the Tilos Ship, the Tilos Management Agreement;

(c)	in relation to the Symi Ship, the Symi Management Agreement; or

(d)	in relation to the Halki Ship, the Halki Management Agreement,

and "Management Agreements" means any or all of them;

"Manager" means Aegean Bunkering Services Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 or any other person appointed by a Borrower, with the prior written consent of the Agent, as the manager of such Borrower's Ship and includes its successors in title;

"Manager's Undertakings" means, collectively, the manager's undertakings and assignments executed or (as the context may require) to be executed by the Manager in favour of the Security Agent and/or any other Creditor in respect of each of the Ships each in such form as the Agent may require in its sole discretion and, singly, each a "Manager's Undertaking";

"Margin" means:

(a)	from the date of this Agreement until the Margin Adjustment Date, One point one five per cent (1.15%) per annum; and

(b)	from the Margin Adjustment Date and at all times thereafter, the rate per annum determined pursuant to clause 3.1.2;

"Margin Adjustment Date" means the date falling thirty six (36) months after the earlier of (a) the Drawdown Date of the fourth Delivery Advance to be drawn down and (b) the Termination Date;

"Master Agreement Security Deed" means the security deed executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent in relation to certain of the rights of the Borrowers under the Master Swap Agreement in the form set out in schedule 9;

"Master Swap Agreement" means the agreement made or (as the context may require) to be made between the Swap Provider and the Borrowers, comprising an ISDA Master Agreement (including the Schedule thereto) in the form set out in schedule 8 and includes any Designated Transactions from time to time entered into thereunder and any Confirmations from time to time exchanged thereunder and governed thereby;

"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

"Mortgage" means:

(a)	in relation to the Kassos Ship, the Kassos Mortgage;

(b)	in relation to the Tilos Ship, the Tilos Mortgage;

(c)	in relation to the Symi Ship, the Symi Mortgage; or

(d)	in relation to the Halki Ship, the Halki Mortgage,

and "Mortgages" means any or all of them;

"Mortgaged Ship" means, at any relevant time, any Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date of the Delivery Advance for that Ship and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Agent pursuant to clause 4.3 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

"Operating Account" means:

(a)	in relation to the Kassos Ship, the Kassos Operating Account;

(b)	in relation to the Tilos Ship, the Tilos Operating Account;

(c)	in relation to the Symi Ship, the Symi Operating Account; or

(d)	in relation to the Halki Ship, the Halki Operating Account,

and "Operating Accounts" means any or all of them;

"Operating Account Pledge" means:

(a)	in relation to the Kassos Ship, the Kassos Operating Account Pledge;

(b)	in relation to the Tilos Ship, the Tilos Operating Account Pledge;

(c)	in relation to the Symi Ship, the Symi Operating Account Pledge; or

(d)	in relation to the Halki Ship, the Halki Operating Account Pledge,

and "Operating Account Pledges" means any or all of them;

"Operator" means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of "Company" set out in rule 1.1.2 of the Code;

"Permitted Encumbrance" means any Encumbrance in favour of the Creditors or any of them  created pursuant to the Security Documents and Permitted Liens;

"Permitted Liens" means, in relation to a Ship, any lien on that Ship for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount for such Ship;

"Pollutant" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

"Pre-delivery Security Assignment" means:

(a)	in relation to the Kassos Ship, the Kassos Pre-delivery Security Assignment;

(b)	in relation to the Tilos Ship, the Tilos Pre-delivery Security Assignment;

(c)	in relation to the Symi Ship, the Symi Pre-delivery Security Assignment; or

(d)	in relation to the Halki Ship, the Halki Pre-delivery Security Assignment,

and "Pre-delivery Security Assignments" means any or all of them;

"Qingdao" means Qingdao Hyundai Shipbuilding Co., Ltd. of Lingshanwei Jiaonan, PC 266427, Qingdao Shandong Province, The People's Republic of China and includes its successors in title;

"Quotation Date" means, in relation to any period for which LIBOR is to be determined under this Agreement, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits in the relevant currency for delivery on the first day of that period;

"Refund Guarantee" means:

(a)	in relation to the Kassos Ship, any Kassos Refund Guarantee;

(b)	in relation to the Tilos Ship, any Tilos Refund Guarantee;

(c)	in relation to the Symi Ship, any Symi Refund Guarantee; or

(d)	in relation to the Halki Ship, any Halki Refund Guarantee,

and "Refund Guarantees" means any or all of them;

"Refund Guarantee Assignment Consent and Acknowledgement" means:

(a)	in relation to the Kassos Ship, any Kassos Refund Guarantee Assignment Consent and Acknowledgement;

(b)	in relation to the Tilos Ship, any Tilos Refund Guarantee Assignment Consent and Acknowledgement;

(c)	in relation to the Symi Ship, any Symi Refund Guarantee Assignment Consent and Acknowledgement; or

(d)	in relation to the Halki Ship, any Halki Refund Guarantee Assignment Consent and Acknowledgement,

and "Refund Guarantee Assignment Consents and Acknowledgements" means any or all of them;

"Refund Guarantor" means, in relation to each Refund Guarantee, Seoul Guarantee Insurance Company and/or any other bank or financial institution acceptable to the Agent in its sole discretion and appointed by the Builders to issue that  Refund Guarantee and includes their respective successors in title and "Refund Guarantors" means any or all of them;

"Registry" means, in relation to a Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Borrower's title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

"Regulatory Agency" means the Government Entity or other organisation in a Flag State which has been designated by the Government of that Flag State to implement and/or administer and/or enforce the provisions of the Code;

"Related Company" of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"Relevant Party" means any of the Borrowers, any other Security Party (other than the Builders and the Refund Guarantors) and any other member of the Group;

"Relevant Ship" means the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

"Repayment Dates" means, in respect of each Tranche (and subject to clause 6.3), the First Repayment Date in respect of such Tranche and each of the dates falling at three (3) monthly intervals after such First Repayment Date up to and including the date falling one hundred and seventeen (117) months after such First Repayment Date;

"Requisition Compensation" means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship;

"Restricted Companies" means the Borrowers, the other Security Parties and any other members of the Group;

"Security Agent" means Aegean Baltic Bank S.A. of 28 Diligianni Street, 145 62 Kifissia, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Banks, the Agent and the Swap Provider pursuant to clause 16.14 and includes its successors in title;

"Security Documents" means this Agreement, the Fee Letter, the Master Swap Agreement, the Master Agreement Security Deed, the Mortgages, the Deeds of Covenant, the Operating Account Pledges, the Manager's Undertakings, the Corporate Guarantees, the Pre-delivery Security Assignments, the Contract Assignment Consents and Acknowledgements, the Refund Guarantee Assignment Consents and Acknowledgements and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers or any other Security Party pursuant to this Agreement, the Master Swap Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

"Security Party" means each Borrower, the Manager, each Builder, each Refund Guarantor, each Corporate Guarantor or any other person who may at any time be a party to any of the Security Documents (other than the Creditors);

"Security Period" means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all monies payable thereunder;

"Security Requirement" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditors) which is, at any relevant time, One hundred and twenty five per cent (125%) of the aggregate of (a) the Loan and (b) the Swap Exposure at such time;

"Security Value" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditors) which is, at any relevant time, the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (b) the market value of any additional security for the time being actually provided to the Creditors or any of them pursuant to clause 8.2;

"Ship":

(a)	in relation to the Kassos Borrower and/or the Kassos Tranche (or any Advance thereof), means the Kassos Ship;

(b)	in relation to the Tilos Borrower and/or the Tilos Tranche (or any Advance thereof), means the Tilos Ship;

(c)	in relation to the Symi Borrower and/or the Symi Tranche (or any Advance thereof), means the Symi Ship; or

(d)	in relation to the Halki Borrower and/or the Halki Tranche (or any Advance thereof), means the Halki Ship,

and "Ships" means any or all of them;

"Ship Security Documents":

(a)	in relation to the Kassos Ship, means the Kassos Mortgage, the Kassos Deed of Covenant and the Manager's Undertaking in respect of the Kassos Ship;

(b)	in relation to the Tilos Ship, means the Tilos Mortgage, the Tilos Deed of Covenant and the Manager's Undertaking in respect of the Tilos Ship;

(c)	in relation to the Symi Ship, means the Symi Mortgage, the Symi Deed of Covenant and the Manager's Undertaking in respect of the Symi Ship; or

(d)	in relation to the Halki Ship, means the Halki Mortgage, the Halki Deed of Covenant and the Manager's Undertaking in respect of the Halki Ship;

"SMC" means a safety management certificate issued in respect of a Ship in accordance with rule 13 of the Code;

"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

"Supervision Agreement":

(a)	in relation to the Kassos Ship, means the Kassos Supervision Agreement;

(b)	in relation to the Tilos Ship, means the Tilos Supervision Agreement;

(c)	in relation to the Symi Ship, means the Symi Supervision Agreement; or

(d)	in relation to the Halki Ship, means the Halki Supervision Agreement,

and "Supervision Agreements" means any or all of them;

"Swap Exposure" means, as at any relevant time and in relation to the Master Swap Agreement, the amount certified by the Swap Provider to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Provider under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the  Master Swap Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Designated Transactions;

"Swap Provider" means HSH Nordbank AG of Martensdamm 6, 24103 Kiel, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3 or the Master Swap Agreement) and includes its successors in title;

"Symi Additional Cost" means One million six hundred thousand Dollars ($1,600,000) or such other lesser sum in Dollars as may be payable by the Symi Borrower to Iota pursuant to the Symi Supervision Agreement, as the cost for the services provided by Iota thereunder;

"Symi Advances" means, together, the Symi Contract Instalment Advances and the Symi Delivery Advance and "Symi Advance" means any of them;

"Symi Borrower" means Symi Navigation S.A. of 80 Broad Street, Monrovia, Liberia and includes its successors in title;

"Symi Contract" means the shipbuilding contract No. QHS-228-5500-06011301 dated 28 February 2008 made between the Symi Borrower and the Builders, as amended by an Addendum No. 1 thereto dated 28 February 2008 and as may be further amended and supplemented from time to time with the prior written consent of the Agent (acting on the instructions of the Majority Banks), relating to the construction and sale by the Builders, and the purchase by the Symi Borrower, of the Symi Ship;

"Symi Contract Assignment Consent and Acknowledgement" means the acknowledgement of notice of, and consent to, the assignment in respect of the Symi Contract given or (as the context may require) to be given by the Builders in the form scheduled to the Symi Pre-delivery Security Assignment;

"Symi Contract Instalment Advance" means, in relation to the Symi Ship, each of the four (4) Advances of the Symi Tranche in the amount of up to $2,500,000, in the case of the first such Advance and up to $1,700,000, in the case of each of the second, third and fourth such Advances, each made or (as the context may require) to be made available to the Borrowers to finance in part the payment of an instalment of the Symi Contract Price falling due before the Delivery Date of the Symi Ship, in each case as set out in more detail in schedule 5 and "Symi Contract Instalment Advances" means any or all of them;

"Symi Contract Price" means Ten million six hundred thousand Dollars ($10,600,000) or such other lesser sum in Dollars as may be payable by the Symi Borrower to the Builders pursuant to the Symi Contract as the purchase price for the Symi Ship thereunder;

"Symi Deed of Covenant" means the deed of covenant and/or the general assignment collateral to the Symi Mortgage executed or (as the context may require) to be executed by the Symi Borrower in favour of the Security Agent and/or any other Creditors in such form as the Agent may require in its sole discretion;

"Symi Delivery Advance" means an Advance of up to $2,100,000 made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing and/or refinancing part of the final instalment of the Symi Contract Price falling due on the Delivery Date of the Symi Ship and (b) financing part of the Symi Additional Cost;

"Symi Management Agreement" means the agreement made or (as the context may require) to be made between the Symi Borrower and the Manager in a form previously approved in writing by the Agent (acting on the instructions of the Majority Banks) providing (inter alia) for the Manager to manage the Symi Ship;

"Symi Mortgage" means the first priority or (as the case may be) preferred mortgage of the Symi Ship executed or (as the context may require) to be executed by the Symi Borrower in favour of the Security Agent and/or any other Creditors in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) may require;

"Symi Operating Account" means an interest bearing Dollar account of the Symi Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Symi Operating Account for the purposes of this Agreement;

"Symi Operating Account Pledge" means the first priority pledge executed or (as the context may require) to be executed between (inter alios) the Symi Borrower, the Banks, the Swap Provider and the Agent in respect of the Symi Operating Account in such form as the Agent (acting on the instructions of the Majority Banks) may require;

"Symi Pre-delivery Security Assignment" means the assignment of the Symi Contract and the Symi Refund Guarantees executed or (as the context may require) to be executed by the Symi Borrower in favour of the Security Agent in the form set out in schedule 7;

"Symi Refund Guarantee" means the letter of guarantee dated 7 March 2008, number 100-000-200800951578 issued by Seoul Guarantee Insurance Company as Refund Guarantor in favour of the Symi Borrower in respect of the Builders' obligations under the Symi Contract and any further guarantee(s) to be issued by a Refund Guarantor in respect of such obligations, pursuant to any agreement supplemental to the Symi Contract, and any extensions, renewals or replacements thereto or thereof, in each case in form and substance acceptable to the Agent (acting on the instructions of the Majority Banks in their sole discretion) and "Symi Refund Guarantees" means any or all of them;

"Symi Refund Guarantee Assignment Consent and Acknowledgement" means, in relation to each Symi Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Symi Refund Guarantee given or (as the context may require) to be given by a Refund Guarantor, in the form scheduled to the Symi Pre-delivery Security Assignment and "Symi Refund Guarantee Assignment Consents and Acknowledgements" means any or all of them;

"Symi Ship" means the 5,500 dwt class oil tanker known on the date of this Agreement and during construction at Qingdao's yard as Hull No. QHS-228, to be constructed and sold by the Builders to the Symi Borrower pursuant to the Symi Contract and to be registered on the Delivery Date for such Ship in the ownership of the Symi Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

"Symi Supervision Agreement" means the contract executed or (as the context may require) to be executed between the Symi Borrower and Iota, as may be amended and supplemented from time to time, relating to the provision of design, building supervision, representation, turn-key delivery services and the procurement of machinery and supplies by Iota to the Symi Borrower in relation to the Symi Ship;

"Symi Tranche" means a tranche of the Total Commitment and the Loan of up to Nine million seven hundred thousand Dollars ($9,700,000) to be drawn down in not more than five (5) Advances (being the Symi Advances) or (as the context may require) the principal amount thereof outstanding at any relevant time;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

"Termination Date" means 30 June 2010 or such later date as the Agent (acting on the instructions of all the Banks) in its sole discretion may agree in writing;

"Tilos Additional Cost" means One million six hundred thousand Dollars ($1,600,000) or such other lesser sum in Dollars as may be payable by the Tilos Borrower to Iota pursuant to the Tilos Supervision Agreement, as the cost for the services provided by Iota thereunder;

"Tilos Advances" means, together, the Tilos Contract Instalment Advances and the Tilos Delivery Advance and "Tilos Advance" means any of them;

"Tilos Borrower" means Tilos Navigation S.A. of 80 Broad Street, Monrovia, Liberia and includes its successors in title;

"Tilos Contract" means the shipbuilding contract Nr. QHS-226-5500-06011301 dated 28 February 2008 made between the Tilos Borrower and the Builders, as amended by an Addendum No. 1 thereto dated 28 February 2008 and as may be further amended and supplemented from time to time with the prior written consent of the Agent (acting on the instructions of the Majority Banks), relating to the construction and sale by the Builders, and the purchase by the Tilos Borrower, of the Tilos Ship;

"Tilos Contract Assignment Consent and Acknowledgement" means the acknowledgement of notice of, and consent to, the assignment in respect of the Tilos Contract given or (as the context may require) to be given by the Builders in the form scheduled to the Tilos Pre-delivery Security Assignment;

"Tilos Contract Instalment Advance" means, in relation to the Tilos Ship, each of the four (4) Advances of the Tilos Tranche in the amount of up to $2,500,000, in the case of the first such Advance and up to $1,700,000, in the case of each of the second, third and fourth such Advances, each made or (as the context may require) to be made available to the Borrowers to finance in part the payment of an instalment of the Tilos Contract Price falling due before the Delivery Date of the Tilos Ship, in each case as set out in more detail in schedule 5 and "Tilos Contract Instalment Advances" means any or all of them;

"Tilos Contract Price" means Ten million six hundred thousand Dollars ($10,600,000) or such other lesser sum in Dollars as may be payable by the Tilos Borrower to the Builders pursuant to the Tilos Contract as the purchase price for the Tilos Ship thereunder;

"Tilos Deed of Covenant" means the deed of covenant and/or the general assignment collateral to the Tilos Mortgage executed or (as the context may require) to be executed by the Tilos Borrower in favour of the Security Agent and/or any other Creditors in such form as the Agent may require in its sole discretion;

"Tilos Delivery Advance" means an Advance of up to $2,100,000 made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing part of the final instalment of the Tilos Contract Price falling due on the Delivery Date of the Tilos Ship and (b) financing part of the Tilos Additional Cost;

"Tilos Management Agreement" means the agreement made or (as the context may require) to be made between the Tilos Borrower and the Manager in a form previously approved in writing by the Agent (acting on the instructions of the Majority Banks) providing (inter alia) for the Manager to manage the Tilos Ship;

"Tilos Mortgage" means the first priority or (as the case may be) preferred mortgage of the Tilos Ship executed or (as the context may require) to be executed by the Tilos Borrower in favour of the Security Agent and/or any other Creditors in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) may require;

"Tilos Operating Account" means an interest bearing Dollar account of the Tilos Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Tilos Operating Account for the purposes of this Agreement;

"Tilos Operating Account Pledge" means the first priority pledge executed or (as the context may require) to be executed between (inter alios) the Tilos Borrower, the Banks, the Swap Provider and the Agent in respect of the Tilos Operating Account in such form as the Agent (acting on the instructions of the Majority Banks in their sole discretion) may require;

"Tilos Pre-delivery Security Assignment" means the assignment of the Tilos Contract and the Tilos Refund Guarantees executed or (as the context may require) to be executed by the Tilos Borrower in favour of the Security Agent in the form set out in schedule 7;

"Tilos Refund Guarantee" means the letter of guarantee dated 7 March 2008, number 100-000-200800951253 issued by Seoul Guarantee Insurance Company as Refund Guarantor in favour of the Tilos Borrower in respect of the Builders' obligations under the Tilos Contract and any further guarantee(s) to be issued by a Refund Guarantor in respect of such obligations, pursuant to any agreement supplemental to the Tilos Contract, and any extensions, renewals or replacements thereto or thereof, in each case in form and substance acceptable to the Agent (acting on the instructions of the Majority Banks in their sole discretion) and "Tilos Refund Guarantees" means any or all of them;

"Tilos Refund Guarantee Assignment Consent and Acknowledgement" means, in relation to each Tilos Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Tilos Refund Guarantee given or (as the context may require) to be given by a Refund Guarantor, in the form scheduled to the Tilos Pre-delivery Security Assignment and "Tilos Refund Guarantee Assignment Consents and Acknowledgements" means any or all of them;

"Tilos Ship" means the 5,500 dwt class oil tanker known on the date of this Agreement and during construction at Qingdao's yard as Hull No. QHS-226, to be constructed and sold by the Builders to the Tilos Borrower pursuant to the Tilos Contract and to be registered on the Delivery Date for such Ship in the ownership of the Tilos Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

"Tilos Supervision Agreement" means the contract executed or (as the context may require) to be executed between the Tilos Borrower and Iota, as may be amended and supplemented from time to time, relating to the provision of design, building supervision, representation, turn-key delivery services and the procurement of machinery and supplies by Iota to the Tilos Borrower in relation to the Tilos Ship;

"Tilos Tranche" means a tranche of the Total Commitment and the Loan of up to Nine million seven hundred thousand Dollars ($9,700,000) to be drawn down in not more than five (5) Advances (being the Tilos Advances) or (as the context may require) the principal amount thereof outstanding at any relevant time;

"Total Commitment" means, at any relevant time, the aggregate of all the Banks' Commitments at such time;

"Total Loss" means, in relation to a Ship:

(a)	the actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or

(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

"Tranche" means:

(a)	in relation to the Kassos Ship, the Kassos Tranche;

(b)	in relation to the Tilos Ship, the Tilos Tranche;

(c)	in relation to the Symi Ship, the Symi Tranche; or

(d)	in relation to the Halki Ship, the Halki Tranche,

and "Tranches" means any or all of them;

"Transaction" has the meaning given to it in the Master Swap Agreement;

"Transfer Certificate" means a certificate in substantially the form set out in schedule 4;

"Transferee Bank" has the meaning ascribed thereto in clause 15.3;

"Transferor Bank" has the meaning ascribed thereto in clause 15.3;

"Trust Deed" means a trust deed in the form, or substantially in the form, set out in schedule 11;

"Trust Property" means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent or any receiver in respect of the same (or any part thereof); and

"Underlying Documents" means, together, the Contracts, the Refund Guarantees, the Supervision Agreements and the Management Agreements and "Underlying Document" means any of them.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3
references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to Greek time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7
references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly; and

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5	Majority Banks

Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions in writing of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of such Banks shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrowers and the Banks) the Borrowers shall be entitled (and bound) to assume that such notice shall have been duly received by each relevant Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.6	Banks' Commitment

For the purposes of the definition of "Majority Banks" in clause 1.2, references to the Commitment of a Bank shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Bank immediately prior to such reduction to zero.

2	The Total Commitment and the Advances

2.1	Agreement to lend

The Banks, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrowers, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to Thirty eight million eight hundred thousand Dollars ($38,800,000) in twenty (20) Advances comprising four (4) Tranches, namely, the Kassos Tranche, the Tilos Tranche, the Symi Tranche and the Halki Tranche.  The obligation of each Bank under this Agreement shall be to contribute that proportion of each Advance which, as at the Drawdown Date of such Advance, its Commitment bears to the Total Commitment.

2.2	Obligations several

The obligations of the Banks under this Agreement are several according to their respective Commitments and/or Contributions; the failure of any Bank to perform such obligations or the failure of the Swap Provider to perform its obligations under the Master Swap Agreement shall not relieve any other Creditor or any Borrower of any of their respective obligations or liabilities under this Agreement or, as the case may be, the Master Swap Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Bank or the Swap Provider) under this Agreement or the Master Swap Agreement.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt.  Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.4	Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be made to the Borrowers following receipt by the Agent from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period for such Advance, on which the Borrowers propose such Advance is made.  A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.5	Timing and limitation of Advances

2.5.1	The aggregate amount of the Loan shall not exceed the lower of:

(a)	Thirty eight million eight hundred thousand Dollars ($38,800,000); and

(b)	Eighty per cent (80%) of the Construction Costs of all the Ships,

and each Advance shall, subject to the following provisions of this clause 2.5, be for such amount as is specified in the Drawdown Notice for that Advance.

2.5.2	The aggregate amount of each Tranche shall not exceed the lower of:

(a)	Nine million seven hundred thousand Dollars ($9,700,000); and

(b)	eighty per cent (80%) of the Construction Cost of the Ship relevant to such Tranche;

2.5.3
The aggregate amount of the four (4) Contract Instalment Advances for each Ship shall not exceed the lower of (1) Seven million six hundred thousand Dollars ($7,600,000) and (2) eighty per cent (80%) of the aggregate of the first four (4) instalments of the Contract Price for that Ship, and:

(a)
the first Contract Instalment Advance for a Ship shall not exceed the lower of (i) Two million five hundred thousand Dollars ($2,500,000) and (ii) seventy nine per cent (79%) of the first instalment of the Contract Price for that Ship;

(b)
each of the second, the third and the fourth Contract Instalment Advance for a Ship shall not exceed the lower of (i) One million seven hundred thousand Dollars ($1,700,000) and (ii) eighty point two zero per cent (80.20%) of the instalment of the Contract Price for that Ship specified in the second column of schedule 5 opposite the relevant Contract Instalment Advance; and

(c)	each Contract Instalment Advance for a Ship:

(i)
shall be applied in or towards payment to the Builders of part of the relevant instalment of the Contract Price for that Ship specified in the second column of schedule 5 opposite the relevant Contract Instalment Advance;

(ii)	shall be made when such instalment has become due and payable, as specified in more detail in the third column of schedule 5 opposite the relevant Contract Instalment Advance; and

(iii)
shall be paid by the Agent to the Builders, unless the relevant Borrower has already paid such instalment to the Builders when it was due, in which case the relevant Contract Instalment Advance shall be advanced to the Borrowers directly.

2.5.4	Each Delivery Advance:

(a)	shall not exceed the lower of:

(i)	Two million one hundred thousand Dollars ($2,100,000);

(ii)
the amount in Dollars which, when added to the aggregate amount of the Contract Instalment Advances for the relevant Ship actually drawn down, will produce a figure equal to eighty per cent (80%) of the Construction Cost for that Ship;

(iii)
the amount in Dollars which, when added to the aggregate amount of the Contract Instalment Advances for the relevant Ship actually drawn down, will produce a figure equal to eighty per cent (80%) of the market value of that Ship determined in accordance with the valuation of such Ship obtained pursuant to schedule 3, Part 4; and

(iv)
the amount in Dollars which, when added to the aggregate amount of the Contract Instalment Advances for the relevant Ship actually drawn down, will produce a total figure of Nine million seven hundred thousand Dollars ($9,700,000);

(b)
shall be applied in or towards payment to the Builders of part of the final instalment of the Contract Price for the relevant Ship and, if applicable, towards payment to Iota of part of the Additional Cost for the relevant Ship;

(c)	shall be made on the Delivery Date of the relevant Ship when the final instalment of the relevant Contract Price has become due and payable; and

(d)
shall be paid by the Agent to the Builders and, if applicable, Iota, unless the relevant Borrower has already paid such instalment to the Builders or (as the case may be) the Additional Cost to Iota when due, in which case the relevant Delivery Advance shall be advanced to the Borrowers directly.

2.6	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Agent shall promptly notify each Bank and each Bank shall make available to the Agent its portion of the relevant Advance for payment by the Agent in accordance with clause 6.2.  The Borrowers acknowledge that payment of any Advance or part thereof to the Builders, Iota or the Borrowers or any of them (as the case may be) in accordance with clause 6.2 shall satisfy the obligation of the Banks to lend that Advance to the Borrowers under this Agreement.

2.7	Termination of Total Commitment

Any part of the Total Commitment which remains undrawn and uncancelled by the Termination Date shall thereupon be automatically cancelled.

2.8	Application of proceeds

Without prejudice to the Borrowers' obligations under clause 8.1.3, no Creditor shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrowers.

2.9	Derivative transactions

2.9.1
If, at any time during the Security Period, the Borrowers wish to enter into interest rate swap or other derivative transactions so as to hedge all or any part of their exposure under this Agreement to interest rate fluctuations, they shall advise the Swap Provider in writing.

2.9.2
Any such swap or other derivative transaction shall be concluded with the Swap Provider under the Master Swap Agreement Provided however that no such swap or other derivative transaction shall be concluded unless the Swap Provider first agrees to it in writing.  For the avoidance of doubt, other than the Swap Provider's agreement in writing referred to in the preceding sentence no prior approval is required by the Borrowers from all or any of the Banks, the Agent, the Security Agent or the Account Bank before concluding any such swap or other derivative transaction.  If and when any such swap or other derivative transaction has been concluded, it shall constitute a Designated Transaction under the Master Swap Agreement, and the Borrowers shall sign a Confirmation with the Swap Provider and advise the Banks through the Agent promptly after concluding any such Designated Transaction.

3	Interest and Interest Periods

3.1	Normal interest rate

3.1.1
The Borrowers shall pay interest on each Tranche in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.1.2
The Agent (acting on the instructions of all the Banks) shall be entitled to request that the Margin applicable to the Loan is increased from the Margin Adjustment Date and at all times thereafter.  The Agent (acting on the instructions of all the Banks) shall be entitled to make such request not later than twenty (20) days prior to the Margin Adjustment Date and the Borrowers shall respond to such request within five (5) days after the Agent's request was sent to the Borrowers.  If the Borrowers respond that they disagree with the proposed increased Margin, they shall negotiate in good faith with the Agent and the Banks with a view to agreeing to an increased Margin mutually acceptable to the Banks, the Agent and the Borrowers.

The increased Margin agreed in writing between the Borrowers, the Agent and the Banks pursuant to this clause 3.1.2 shall be the Margin applicable to the Loan from the Margin Adjustment Date and at all times thereafter, provided that the Borrowers, the Banks and the Agent have reached such agreement by not later than the five (5) Banking Days prior to the Margin Adjustment Date.  In the event that the Borrowers, the Banks and the Agent fail to reach such agreement by such date, the applicable Margin shall continue to be 1.15% per annum after the Margin Adjustment Date (but without prejudice to clause 10.1.35).

3.1.3
If at any time the Margin is increased pursuant to clause 3.1.2 the Borrowers shall, forthwith following the Agent's request, at their cost and expense enter into and deliver to the Agent such documentation as the Agent may in its absolute discretion require in relation to, and in order to give effect to, such increase (including, without limitation, amendments of the Mortgages and documents and evidence of the type referred to in schedule 3).

3.2	Selection of Interest Periods

The Borrowers may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months, six (6) months, nine (9) months, twelve (12) months or such other period as the Borrowers may select and the Agent (acting on the instructions of the Majority Banks) may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:

3.3.1
the first Interest Period in respect of each Advance shall commence on the date on which such Advance is drawn down and each subsequent Interest Period shall commence on the last day of the previous Interest Period for such Advance;

3.3.2
the first Interest Period in respect of each Advance in respect of a Ship (after the first Advance to be drawn down in respect of such Ship) shall end on the same day as the then current Interest Period for the Tranche for such Ship and, on the last day of such Interest Period, such Advances shall be consolidated into, and shall thereafter constitute, the Tranche in respect of such Ship;

3.3.3
if any Interest Period in respect of a Tranche would otherwise overrun a Repayment Date for such Tranche, then, in the case of the last Repayment Date for such Tranche, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates for such Tranche, the relevant Tranche shall be divided into parts so that there is one part in the amount of the repayment instalment or instalments due on each Repayment Date for such Tranche falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the relevant Tranche having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.4
if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Swap Agreement), the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4.  The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period.  Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.  If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Bank.

3.5	Notification of Interest Periods and interest rate

The Agent shall notify the Borrowers and the Banks promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period:

(a)
the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)
none or only one of the Banks supplies the Agent with a quotation for the purposes of calculating LIBOR (where such a quotation is required having regard to paragraph (b) of the definition of "LIBOR" in clause 1.2); or

(c)
the Agent shall have received notification from Banks with Contributions aggregating not less than one-third (⅓rd) of the Loan (or, prior to the Drawdown Date of the first Advance to be drawn down from Banks with Commitments aggregating not less than one-third (⅓rd) of the Total Commitment), that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or part thereof or their Contributions for such Interest Period or that LIBOR does not accurately reflect the cost to such Banks of obtaining such deposits, the Agent shall forthwith give notice (a "Determination Notice") thereof to the Borrowers and to each of the Banks.  A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.  After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Agent.

3.6.2
During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, each Bank shall certify an alternative basis (the "Alternative Basis") for maintaining its Contribution.  The Alternative Basis may at the relevant Bank's sole and unfettered discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank equivalent to the Margin.  The Agent shall calculate the arithmetic mean of the Alternative Bases provided by the relevant Banks (the "Substitute Basis") and certify the same to the Borrowers, the Banks and the Swap Provider.  The Substitute Basis so certified shall be binding upon the Borrowers, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Repayment and prepayment

4.1	Repayment

4.1.1
The Borrowers shall repay each Tranche by forty (40) repayment instalments, one such instalment to be repaid on each of the Repayment Dates for such Tranche. Subject to the provisions of this Agreement, the amount of each of the first to thirty ninth repayment instalments (inclusive) for each Tranche shall be $135,000, and the amount of the fortieth and final repayment instalment for each Tranche shall be $4,435,000 (comprising a repayment instalment of $135,000 and a balloon payment of $4,300,000 (each such balloon payment in relation to a Tranche, the "Balloon Instalment" for that Tranche)).

4.1.2
If the Total Commitment in respect of any Advance relating to a Ship, is not drawn down in full, the amount of the repayments instalments in respect of the Tranche for such Ship (including the relevant Balloon Instalment) shall be reduced proportionately.

4.2	Voluntary prepayment

The Borrowers may prepay any Tranche in whole or part (such part being in an amount of Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)) on any Interest Payment Date relating to the part of the Tranche to be repaid without premium or penalty.

4.3	Prepayment on Total Loss and Sale

4.3.1	Before first drawdown

On a Ship becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Agent may result in such Ship being subsequently determined to be a Total Loss or on the Contract for a Ship being assigned, transferred, sold or novated to and in favour of any person, in each case before any Contract Instalment Advance for such Ship is drawn down, the obligation of the Banks to advance any Advance for such Ship (or part thereof) shall immediately cease and the Total Commitment shall be reduced by the amount of the Tranche for such Ship.

4.3.2	After first drawdown but prior to Delivery

On a Ship becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Agent may result in such Ship being subsequently determined to be a Total Loss or on the Contract for a Ship being assigned, transferred, sold or novated to and in favour of any person (with the prior consent of the Security Agent pursuant to the relevant Pre-delivery Security Assignment), in each case after any Contract Instalment Advance for such Ship has been drawn down but prior to the drawing of the Delivery Advance for such Ship, the obligation of the Banks to advance any other Advance (or part thereof) for such Ship shall immediately cease, the Total Commitment shall be reduced accordingly and the Borrowers shall immediately prepay the outstanding Contract Instalment Advances for such Ship in full.

4.3.3	Thereafter

(a)
If a Mortgaged Ship is sold (with the prior consent of the relevant Creditors pursuant to the relevant Ship Security Documents) or becomes a Total Loss prior to the Termination Date, then the Borrowers shall, on the Disposal Reduction Date for such Mortgaged Ship, prepay the Tranche relevant to such Mortgaged Ship in full (subject to clause 4.3.3(c)).

(b)
If a Mortgaged Ship is sold (with the prior consent of the relevant Creditors pursuant to the relevant Ship Security Documents) or becomes a Total Loss after the Termination Date, then the Borrowers shall, on the Disposal Reduction Date for such Mortgaged Ship, prepay the higher of (i) the full amount of the Tranche relevant to such Mortgaged Ship and (ii) a part of the Loan equal to the Relevant Amount (subject to clause 4.3.3(c)).

(c)
Notwithstanding sub-paragraphs (a) and (b) of this clause 4.3.3, if a Mortgaged Ship is sold (with the prior consent of the relevant Creditors pursuant to relevant Ship Security Documents) or becomes a Total Loss and an Event of Default shall have occurred and be continuing, then the Borrowers shall prepay such proportion of the Loan as the Banks may require in their absolute discretion.

4.3.4	Defined terms

For the purposes of this clause 4.3:

(a)	"Disposal Reduction Date" means:

(i)	in relation to a Mortgaged Ship which has become a Total Loss, its Total Loss Reduction Date; and

(ii)
in relation to a Mortgaged Ship which is sold in accordance with the provisions of the relevant Ship Security Documents, the date of completion of such sale (and immediately prior to such completion) by the transfer of title to such Mortgaged Ship to the purchaser in exchange for payment of the relevant purchase price;

(b)	"Total Loss Reduction Date" means, in relation to a Mortgaged Ship which has become a Total Loss, the date which is the earlier of:

(i)	the date falling ninety (90) days after that on which such Mortgaged Ship became a Total Loss; and

(ii)
the date upon which the relevant insurance proceeds are or Requisition Compensation is, received by the relevant Borrower (or the relevant Creditors, as such Borrower's assignees pursuant to the relevant Ship Security Documents);

(c)	"Relevant Amount" means an amount in Dollars equal to the higher of:

(i)	such amount as shall ensure that, immediately after such prepayment, the Security Value shall not be less than the Security Requirement; and

(ii)	such amount as shall ensure that X is not lower than Y;

(d)	"X" is the ratio (expressed as a percentage) of:

(i)	the market value of the Mortgaged Ships (excluding the relevant Mortgaged Ship lost or sold) as determined in accordance with clause 8.2.2 to

(ii)	the aggregate amount of the Loan after deducting the amount of the relevant prepayment,

immediately after the relevant prepayment is made; and

(e)	"Y" is the ratio (expressed as a percentage) of:

(i)	the market value of the Mortgaged Ships (including the relevant Mortgaged Ship lost or sold) as determined in accordance with clause 8.2.2 to

(ii)	the aggregate amount of the Loan without deducting the amount of the relevant prepayment,

immediately before the relevant prepayment is made.

4.3.5	Interpretation

For the purpose of this Agreement, a Total Loss in respect of a Ship shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)
in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of such Ship occurs; and

(e)
in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Borrower of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.3.6	Application of Total Loss and sale proceeds

Any insurance moneys or Requisition Compensation or proceeds of sale received by the Security Agent or any other Creditors (as the case may be) in respect of such Total Loss or sale of a Mortgaged Ship under the relevant Ship Security Documents, shall be applied in or towards making any prepayment and paying any other moneys required under clauses 4.3 and 4.4 and provided no Event of Default has occurred and is continuing, the balance (if any) shall be paid to the Borrowers.

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.4.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.4.2	any additional amount payable under clauses 6.6 or 12.2; and

4.4.3
all other sums payable by the Borrowers to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any amounts payable under clause 11.

4.5	Notice of prepayment; reduction of repayment instalments

4.5.1
No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Agent at least thirty (30) days' prior written notice of their intention to make such prepayment.  Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the Tranche and the amount thereof to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.5.2
Any amount prepaid pursuant to clause 4.2 in respect of a Tranche shall be applied in reducing the repayment instalments (including the relevant Balloon Instalment) of the relevant Tranche under clause 4.1.1 in inverse order of their due dates for payment.

4.5.3
Any amounts prepaid pursuant to clause 4.3.3(b) shall be applied, first, in full prepayment of the Tranche relevant to the Ship lost or sold and, secondly, in reducing the repayment instalments (including the relevant Balloon Instalments) of the other Tranches under clause 4.1.1 proportionately (and proportionately as between such other Tranches).

4.5.4	Any amount prepaid pursuant to clause 4.3.3(c) shall be applied in reducing such Tranches, and in such manner, as the Banks may require in their absolute discretion.

4.5.5
Any amount prepaid pursuant to clause 8.2.1(a) shall be applied in prepayment of all Tranches proportionately as between them and in reduction of the repayment instalments (including the Balloon Instalments) of each Tranche under clause 4.1.1 in inverse order of their due dates for payment.

4.5.6	The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement. No amount prepaid under this Agreement may be re-borrowed.

4.6	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to clauses 4.2, 4.3 or 8.2.1(a) or any other provision of this Agreement), the Borrowers shall, upon the request of the Agent, wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing Designated Transactions under the Master Swap Agreement so that the notional principal amount of the continuing Designated Transactions thereafter remaining under the Master Swap Agreement does not, and will not in the future (taking into account the scheduled amortisation), exceed the amount of the Loan as reducing from time to time thereafter pursuant to clause 4.1.

4.7	Cancellation of Commitments

The Borrowers may at any time during the Drawdown Period by notice to the Agent (effective only on actual receipt) cancel, with effect from a date not less than thirty (30) days after the receipt by the Agent of such notice, the whole or any part (being Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)) of the Total Commitment which is then available for drawing but has not then been borrowed or requested in a Drawdown Notice.  Any such notice of cancellation, once given, shall be irrevocable, shall specify the Advance(s) and the amount thereof to be cancelled and upon such cancellation taking effect the Commitment of each Bank shall be reduced proportionately.

5	Fees, commitment commission and expenses

5.1	Fees

The Borrowers shall pay to the Agent:

5.1.1
for the account of the Arranger and the Banks, an arrangement and participation fee of such amount and payable at such time and in such manner as specified in the Fee Letter.  Such arrangement and participation fee shall be distributed by the Agent to the Arranger and the Banks in such proportions as separately agreed between the Arranger and each Bank;

5.1.2
for the account of each Bank, on each of the dates falling at three (3) monthly intervals after 24 April 2008 until the Termination Date and on such day, commitment commission computed from 24 April 2008 (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment), at the rate of zero point three five per cent (0.35%) per annum on the daily undrawn amount of such Bank's Commitment; and

5.1.3	for the account of the Agent, a quarterly agency fee of such amount and payable at such time and in such manner as specified in the Fee Letter;

The fees and commitment commission referred to in clause 5.1 shall be payable by the Borrowers to the Agent, whether or not any part of the Total Commitment is ever advanced and shall be, in each case, non-refundable.

5.2	Expenses

The Borrowers shall pay to the Agent on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Creditors or any of them:

5.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents (including, for the avoidance of doubt, any expenses incurred by the Creditors or any of them in connection with the legal opinions obtained pursuant to schedule 3) and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents and the syndication of the Loan; and

5.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.  Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Creditors) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrowers acknowledge that in performing their obligations under this Agreement, the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrowers gross on the due date in order that each of the Banks is put in a position to perform its matching obligations to the relevant third parties.  Accordingly, all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account at such bank and in such place as the Agent may from time to time specify for this purpose.  Save as otherwise provided in this Agreement or any relevant Security Documents, such payments shall be for the account of all Banks and the Agent shall distribute such payments in like funds as are received by the Agent to the Banks rateably in accordance with their respective Commitment (if prior to the first drawdown) or Contribution (if following the first drawdown).

6.2	Payment by the Banks

All sums to be advanced by the Banks to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date for the relevant Advance to the account of the Agent at such bank as the Agent may have notified to the Banks and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice for such Advance.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5	Certificates conclusive

Any certificate or determination of the Agent as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers and on the Banks.

6.6	Grossing-up for Taxes - by the Borrowers

6.6.1
If at any time the Borrowers or any of them are required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or the Security Agent is required to make any deduction or withholding from a payment to another Creditor or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers or any of them in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrowers or any of them to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.  The Borrowers shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2
For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrowers to the Swap Provider under or in connection with the Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.

6.7	Loan account

Each Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents.  The Agent and/or the Security Agent shall maintain a control account (being, in the case of any Mortgage which is in statutory form, the "Account Current" referred to in such Mortgage) showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time.  The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8	Agent may assume receipt

Where any sum is to be paid under the Security Documents to the Agent or, as the case may be, the Security Agent for the account of another person, the Agent or, as the case may be, the Security Agent may assume that the payment will be made when due and the Agent or, as the case may be, the Security Agent may (but shall not be obliged to) make such sum available to the person so entitled.  If it proves to be the case that such payment was not made to the Agent or, as the case may be, the Security Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent or, as the case may be, the Security Agent together with interest thereon sufficient to compensate the Agent or, as the case may be, the Security Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent or, as the case may be, the Security Agent for any and all loss or expense which the Agent or, as the case may be, the Security Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Agent from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Agent, the Security Agent and the Banks under any of the Security Documents, the Agent shall apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.9.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Agent and the Security Agent under any of the Security Documents;

6.9.2
secondly, in or towards payment, on a pro rata basis, of any fees and accrued commitment commission payable to the Arranger, the Agent or any of the other Creditors under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest which shall have become due under any of the Security Documents but remains unpaid;

6.9.4	fourthly, in or towards payment to the Banks, on a pro rata basis, of any principal amount which shall have become due but remains unpaid;

6.9.5
fifthly, in or towards payment to the Banks, on a pro rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

6.9.6	sixthly, in or towards payment to the Swap Provider of any sums owing to it under the Master Swap Agreement; and

6.9.7
seventhly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.2 to 6.9.6 may be varied by the Agent if the Majority Banks so direct, without any reference to, or consent or approval from, the Borrowers.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to each Creditor that:

7.1.1	Due incorporation

each of the Borrowers and each of the other Security Parties are duly incorporated and validly existing in good standing, under the laws of the Republic of Liberia as Liberian corporations (in the case of the Borrowers), under the laws of the Republic of the Marshall Islands as Marshall Islands corporations (in the case of the Corporate Guarantors and the Manager) and under the laws of their respective countries of incorporation as limited liability companies (in the case of the other Security Parties) and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the relevant Borrowers' Security Documents  to which it is or is to be a party and to borrow the Total Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige any of the Borrowers or any other Security Party or any other member of the Group to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Borrowers or any other Security Party or any other member of the Group;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any of the Borrowers, threatened against any of the Borrowers or any other Security Party or any other member of the Group which could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or any other Security Party or any other member of the Group;

7.1.6	No filings required

save for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Operating Account Pledges), the choice of (i) the law of the relevant Flag State to govern each Mortgage and (ii) Greek law to govern the Operating Account Pledges, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts or (as the case may be) the Greek courts, are valid and binding;

7.1.8	No immunity

neither the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Financial statements correct and complete

the unaudited consolidated financial statements of the Group in respect of the financial year ended on 31 December 2007 as delivered to the Agent have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at such date and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Aegean Marine Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.10	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is or is to be a party or the performance by each Security Party of its obligations under the Security Documents or the Underlying Documents to which it is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

7.1.11	Shareholdings

each of the Borrowers is a wholly-owned direct Subsidiary of the Aegean Shipholdings Guarantor, each of the Aegean Shipholdings Guarantor and the Manager is a wholly-owned direct Subsidiary of the Aegean Marine Guarantor and no less than

20% of all the issued voting share capital of the Aegean Marine Guarantor is ultimately beneficially owned by Mr Dimitrios Melisanidis and his immediate family and no person, (other than Mr Dimitrios Melisanidis and his immediate family) has, on the date of this Agreement, the ultimate beneficial ownership of more shares in the Aegean Marine Guarantor than Mr Dimitrios Melisanidis and his immediate family have.

7.2	Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to each Creditor that:

7.2.1	Pari passu

the obligations of each Borrower under this Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.2.2	No default under other Indebtedness

(a)
none of the Borrowers nor any of their respective Related Companies nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound; and

(b)
neither of the Builders nor any Refund Guarantor is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Borrowed Money to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by or on behalf of any Security Party to the Creditors or any of them in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	No Default under Contracts or Refund Guarantees

no Borrower is in default of any of its obligations under the relevant Contract or the relevant Supervision Agreement or any of its obligations upon the performance or observance of which depends the continued liability of any Refund Guarantor in accordance with the terms of any Refund Guarantee relating to such Borrower's Ship;

7.2.7	No Encumbrance in respect of pre-delivery security

no Borrower has previously charged, encumbered or assigned the benefit of any of its rights, title and interest in or to the relevant Contract, the relevant Supervision Agreement or any Refund Guarantee relating to such Borrower's Ship and such benefit and all such rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents;

7.2.8	The Ships

each Ship will, on the Drawdown Date of the Delivery Advance relevant to such Ship, be:

(a)	in the absolute ownership of the relevant Borrower who will, on and after such Drawdown Date, be the sole, legal and beneficial owner of such Ship;

(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

7.2.9	Ships' employment

none of the Ships is nor will, on or before the Drawdown Date of the Delivery Advance relevant to such Ship, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents would have required the consent of the Agent or, as the context may require, the Security Agent and, on or before the Drawdown Date of the Delivery Advance relevant to such Ship, there will not be any agreement or arrangement whereby the Earnings of such Ship may be shared with any other person;

7.2.10	Freedom from Encumbrances

no Ship, nor its Earnings, Insurances or Requisition Compensation nor the Operating Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date of the Delivery Advance relevant to such Ship, subject to any Encumbrance (other than any Permitted Encumbrances);

7.2.11	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent:

(a)
the Borrowers and the other Relevant Parties and, to the best of the Borrowers' knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)
the Borrowers and the other Relevant Parties and, to the best of the Borrowers' knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)
neither the Borrowers nor any other Relevant Party nor, to the best of the Borrowers' knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrowers or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.12	No Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent, there is no Environmental Claim pending or, to the best of the Borrowers' knowledge and belief, threatened against any of the Borrowers or any of the Ships or any other Relevant Party or any other Relevant Ship or to the best of the Borrowers' knowledge and belief (having made due enquiry) any of their respective Environmental Affiliates;

7.2.13	No potential Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent, there has been no emission, spill, release or discharge of a Pollutant from any of the Ships or any other Relevant Ship owned by, managed or crewed by or chartered to the Borrowers nor, to the best of the Borrowers' knowledge and belief (having made due enquiry), from any Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.14	No material adverse change

there has been no material adverse change in the financial position or the business of any Security Party or any other member of the Group, from that described by or on behalf of the Borrowers to the Creditors or any of them in the negotiation of this Agreement;

7.2.15	Copies true and complete

the copies or originals of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.2.16	ISPS Code

on the Drawdown Date of the Delivery Advance for a Ship, the relevant Borrower shall have a valid and current ISSC in respect of that Ship and such Ship shall be in compliance with the ISPS Code; and

7.2.17	Borrowers' own account

in relation to the borrowing by each Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, each Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended)).

7.3	Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrowers shall:

(a)	be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day; and

(b)
be deemed to further represent and warrant to each of the Creditors that the then latest audited financial statements delivered to the Agent by the Borrowers (if any) have been prepared in accordance with the Applicable Accounting

Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group and the financial position of the Borrowers, respectively, as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group and the results of the operations of the Borrowers, respectively, for the financial period to which the same relate and, as at the end of such financial period, no member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, each Borrower will:

8.1.1	Notice of Default

(a)
promptly inform the Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents to which it is or is to be a party and, without limiting the generality of the foregoing, will inform the Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing; and

(b)
promptly inform the Agent of any occurrence of which it becomes aware which might adversely affect the ability or rights of any Borrower to make any claims under the Contract or the Supervision Agreement or any Refund Guarantee relating to such Borrower's Ship or which might reduce or release any of the obligations of the Builders or either of them under such Contract or of Iota under such Supervision Agreement or of the relevant Refund Guarantor under such Refund Guarantee (as the case may be);

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents;

8.1.3	Use of proceeds

use the Loan or, as the case may be, the Advances for the benefit of the Borrowers and exclusively for the purposes specified in clauses 1.1 and 2.5;

8.1.4	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

prepare or cause to be prepared:

(a)
consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (starting with the financial year ended on 31 December 2007) and cause the same to be reported on by their auditors;

(b)
consolidated unaudited financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial quarter (starting with the financial quarter ending 31 March 2008); and

(c)	unaudited financial statements of the Borrowers in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year,

and, in each case, deliver as many copies of the same as the Agent may reasonably require as soon as practicable but not later than ninety (90) days (in the case of the audited financial statements) or forty five (45) days (in the case of the unaudited financial statements) after the end of the financial period to which they relate;

8.1.6	Delivery of reports

deliver to the Agent sufficient copies for all the Banks of every report, circular, notice or like document issued by any Relevant Party to its shareholders or creditors generally;

8.1.7	Provision of further information

provide the Agent, and procure that the Corporate Guarantors and the Manager shall provide the Agent, with such financial or other information concerning any Borrower, the other Security Parties and any other member of the Group and their respective affairs (including, without limitation, their activities, financial standing, Indebtedness, operations and the performance of the Ships) as the Agent, any Bank or the Swap Provider (each acting through the Agent) may from time to time require;

8.1.8	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.9	Compliance with Code

and will procure that any Operator will, comply with and ensure that the Ships and any Operator complies with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.10	Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of such Operator's DOC or the SMC in respect of any of the Ships;

8.1.11	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Agent upon the issue to any of the Borrowers or any Operator of a DOC and to any of the Ships of an SMC or the receipt by any of the Borrowers or any Operator of notification that its application for the same has been refused;

8.1.12	ISPS Code compliance

and will procure that the Manager or any Operator will:

(a)	from the Drawdown Date of the Delivery Advance relevant to a Ship and at all times thereafter, maintain a valid and current ISSC in respect of that Ship;

(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Ship; and

(c)	procure that, from the Drawdown Date of the Delivery Advance relevant to a Ship and at all times thereafter, that Ship complies with the ISPS Code; and

8.1.13	Charters

provided it has first obtained the consent of the Security Agent or any other Creditors in accordance with the relevant Ship Security Documents and/or clause 8.5, (a) deliver to the Agent, a certified copy of each time charter or other contract of employment (excluding any time-charters entered into with any other member of the Group) of its Ship with a tenor (including any options to extend) exceeding twelve (12) months, forthwith after its execution, (b) forthwith on the Agent's request execute (i) a specific assignment of any such time charter or other contract of employment in favour of the Security Agent in a form acceptable to the Agent in its sole discretion and (ii) any notice of assignment required in connection therewith in a form acceptable to the Agent in its sole discretion, and promptly procure the acknowledgement of any such notice of assignment by the relevant charterer in a form acceptable to the Agent in its sole discretion, and (c) pay all legal and other costs incurred by any Creditor in connection with any such specific assignments, forthwith following the Agent's demand.

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time after the earlier of (i) the Drawdown Date of the fourth Delivery Advance to be drawn down and (ii) the Termination Date, the Security Value shall be less than the Security Requirement, the Agent (acting on the instructions of the Majority Banks) shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall either:

(a)
prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Agent's said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)
within thirty (30) days of the date of receipt by the Borrowers of the Agent's said notice constitute to the satisfaction of the Agent such further security for the Loan and any amounts owing under the Master Swap Agreement as shall be acceptable to the Banks having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

The provisions of clauses 4.4 and 4.5 shall apply to prepayments under clause 8.2.1(a).

8.2.2	Valuation of Mortgaged Ships

Each Mortgaged Ship shall, for the purposes of this Agreement, be valued in Dollars as and when the Agent (acting on the instructions of the Majority Banks) shall require (and at least once every calendar year) by two (2) Approved Brokers selected by the Borrowers or, failing such selection by the Borrowers, appointed by the Agent in its discretion.  Each such valuation shall be made without, unless required by the Agent, physical inspection, and on the basis of a sale for prompt delivery for cash at arm's length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the relevant Mortgaged Ship.  The arithmetic mean of such two (2) valuations shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2.2 shall be binding upon the parties hereto until such time as any further such valuation shall be obtained.

8.2.3	Information

The Borrowers jointly and severally undertake with the Creditors to supply to the Agent and to any Approved Brokers such information concerning the relevant Mortgaged Ship and its condition as Approved Brokers may require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Agent obtaining any valuation of each of the Mortgaged Ships referred to in clause 8.2.2, any valuation referred to in schedule 3, Part 4, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrowers.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security provided or to be provided to the Creditors or any of them shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason therefor.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 3 as may in the Agent's opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3	Negative undertakings

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, they will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Relevant Party or any other person;

8.3.2	No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or corporate reconstruction or redomiciliation of any type ;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the ownership and operation of the Ships and will procure that neither Corporate Guarantor will, without the prior written consent of the Agent (acting on the instructions of the Majority Banks), undertake any business other than that conducted by it at the date of this Agreement;

8.3.5	Acquisitions

acquire any further assets other than the Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Ships;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Ships;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except (a) pursuant to the Security Documents and (b) for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of any Borrower to any person (other than the Creditors pursuant to the Security Documents) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship);

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or distribute any of their present or future assets, undertakings, rights or revenues to any of their shareholders or declare or pay any dividends if a Default shall have occurred at the time of declaration or payment of such dividends or would occur as a result thereof;

8.3.13	Subsidiaries

form or acquire any Subsidiaries;

8.3.14	Shareholdings

(a)
change, cause or permit any change in, the legal and/or ultimate beneficial ownership of any of the shares in any of the Borrowers, the Aegean Shipholdings Guarantor or the Manager from that specified in clause 7.1.11; or

(b)	change, cause or permit any change in, the ultimate beneficial ownership of any shares in the Aegean Marine Guarantor which would result in:

(i)
Mr Dimitrios Melisanidis and his immediate family being the ultimate beneficial owners of less than twenty per cent (20%) of the total voting share capital of the Aegean Marine Guarantor at any time; or

(ii)
any person (other than Mr Dimitrios Melisanidis and his immediate family) having the ultimate beneficial ownership of more shares in the Aegean Marine Guarantor than Mr Dimitrios Melisanidis and his immediate family have at any time; or

8.3.15	Hedging arrangements

enter into any interest rate, currency or other swaps, forward exchange contracts, futures or other derivative transactions with any person other than with the Swap Provider pursuant to the Master Swap Agreement and other than on terms and conditions agreed between the Swap Provider and the Borrowers.

8.4	Pre-delivery positive undertakings

The Borrowers hereby jointly and severally undertake and agree with each Creditor that they will:

8.4.1	Conveyance on default

where any Ship is (or is to be) sold in exercise of any power contained in the relevant Pre-delivery Security Assignment or otherwise conferred on the Security Agent or any other Creditor, procure that the relevant Borrower shall execute, forthwith upon request by the Agent, such form of conveyance of such Ship as the Agent may require;

8.4.2	Flag State

not later than thirty (30) days prior to the Delivery Date of a Ship, obtain the Agent's written approval of the Flag State for such Ship; and

8.4.3	Mortgage

immediately upon Delivery of a Ship, procure that the relevant Borrower shall execute, and procure the registration of, the Mortgage for such Ship under the laws and flag of the relevant Flag State.

8.5	Pre-delivery negative undertaking

The Borrowers hereby jointly and severally further undertake and agree with each Creditor that they will not, without the prior written consent of the Agent acting on the instructions of the Majority Banks (which consent the Agent and the Banks shall have full liberty to withhold) and then, if such consent is given, only subject to such conditions as the Agent (acting on the instructions of the Majority Banks) may impose, let or agree to let any Ship:

8.5.1	on demise charter for any period; or

8.5.2	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months' duration; or

8.5.3	on terms whereby more than two (2) months' hire (or the equivalent) is payable in advance; or

8.5.4	below the market rate prevailing at the time when the relevant Ship is fixed.

9	Conditions

9.1	Documents and evidence

9.1.1	Commitments

The obligation of each Bank to make its Commitment available shall be subject to the condition that the Agent or its duly authorised representative shall have received, not later than two (2) Banking Days before the date of this Agreement, the documents and evidence specified in Part 1 of schedule 3, in form and substance satisfactory to the Agent.

9.1.2	First Contract Instalment Advances

The obligation of the Banks to make available the first Contract Instalment Advance in respect of any Ship shall be subject to the condition that the Agent or its duly authorised representative shall have received, on or prior to the drawdown of the first Contract Instalment Advance for such Ship, the documents and evidence specified in Part 2 of schedule 3 in respect of such Ship, in form and substance satisfactory to the Agent.

9.1.3	Second, third and fourth Contract Instalment Advances

The obligation of the Banks to make available any of the second, the third or the fourth Contract Instalment Advance in respect of any Ship shall be subject to the condition that the Agent or its duly authorised representative shall have received, on or prior to the drawdown of the relevant Contract Instalment Advance for such Ship, the documents and evidence specified in Part 3 of schedule 3 in respect of such Ship and such Advance, in form and substance satisfactory to the Agent.

9.1.4	Delivery Advances

The obligation of the Banks to make available the Delivery Advance in respect of any Ship shall be subject to the condition that the Agent or its duly authorised representative shall have received, on or prior to the drawdown of the Delivery Advance for such Ship, the documents and evidence specified in Part 4 of schedule 3 in respect of such Ship, in form and substance satisfactory to the Agent.

9.2	General conditions precedent

The obligation of the Banks to make any Advance available shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Advance, and at the time of the making of such Advance:

9.2.1
the representations and warranties contained in (a) clauses 7.1, 7.2 and 7.3(b) of this Agreement and (b) clause 4 of each Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the relevant Advance.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Banks and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Agent (acting on the instructions of the Majority Banks) may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Agent on such request further relevant certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1
Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2
Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with a Borrower as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or (b) an Early Termination Date has occurred or has been or become capable of being effectively designated under the Master Swap Agreement by the Swap Provider or (c) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3
Breach of Insurance and certain other obligations: any of the Borrowers or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any of the Borrowers or any other person or any of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clauses 8.2 or 8.3 or 8.4 or 8.5 or any of the Corporate Guarantors commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 5.2 or 5.3 of the relevant Corporate Guarantee; or

10.1.4
Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Agent (following consultation with the Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Banks) may require shall not have been taken within fourteen (14) days of the Agent notifying the relevant Security Party of such default and of such required action; or

10.1.5
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6
Cross-default: any Indebtedness of any Security Party or any other Restricted Company is not paid when due or any Indebtedness of any Security Party or any other Restricted Company becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or any other Restricted Company of a voluntary right of prepayment), or any creditor of any Security Party or any other Restricted Company becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or any other Restricted Company relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or other Restricted Company shall have satisfied the Agent that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party's or other Restricted Company's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or other Restricted Company in respect of Indebtedness is not honoured when due and called upon; or

10.1.7
Legal process: any judgment or order made against any Security Party or other Restricted Company is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Restricted Company and is not discharged within seven (7) days; or

10.1.8
Insolvency: any Security Party or other Restricted Company is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.9
Reduction or loss of capital: a meeting is convened by any Security Party or other Restricted Company for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10
Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any Security Party or other Restricted Company or an order is made or resolution passed for the winding up of any Security Party or other Restricted Company or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11
Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or other Restricted Company or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Restricted Company; or

10.1.12
Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or other Restricted Company or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Restricted Company; or

10.1.13
Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other Restricted Company or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14
Analogous proceedings: there occurs, in relation to any Security Party or other Restricted Company, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or any Security Party or other Restricted Company otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: any Security Party or other Restricted Company or any other Restricted Company suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16
Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or other Restricted Company are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17
Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party or other Restricted Company which is a party thereto, or if any such Security Party or Restricted Company shall deny that it has any, or any further, liability thereunder; or

10.1.18
Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21
Material adverse change: there occurs, in the opinion of the Agent (following consultation with the Banks), a material adverse change in the financial position or business of any Security Party or any other member of the Group by reference to the financial position or (as the case may be) business of such Security Party or other member of the Group, as described by or on behalf of any Borrower or any other Security Party to the Creditors or any of them in the negotiation of this Agreement; or

10.1.22
Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Borrower and the relevant Borrower shall fail to procure the release of such Ship within a period of seven (7) days thereafter; or

10.1.23
Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Majority Banks or the registration of such Ship is not renewed at least forty-five (45) days prior to the expiry of such registration; or

10.1.24	Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State of any Ship by unconstitutional means; or

10.1.25
Environment: any Borrower and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Ships or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim; or

10.1.26
P&I: any Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27	Shareholdings:

(a)
there is any change in the legal and/or ultimate beneficial ownership of any of the shares of any of the Borrowers, the Aegean Shipholdings Guarantor or the Manager from that existing on the date of this Agreement as specified in clause 7.1.11; or

(b)	there is any change in the ultimate beneficial ownership of any shares in the Aegean Marine Guarantor which would result in:

(i)
Mr Dimitrios Melisanidis and his immediate family being the ultimate beneficial owners of less than twenty per cent (20%) of the total voting share capital of the Aegean Marine Guarantor at any time; or

(ii)
any person (other than Mr Dimitrios Melisanidis and his immediate family) having the ultimate beneficial ownership of more shares in the Aegean Marine Guarantor than Mr Dimitrios Melisanidis and his immediate family have at any time; or

10.1.28
Termination or variation of, or dispute under, Contracts or Supervision Agreements:  any Contract or Supervision Agreement is terminated or rescinded for any reason whatsoever; or any Contract or Supervision Agreement is frustrated; or any Contract or Supervision Agreement is varied in any manner not permitted by or pursuant to the relevant Pre-delivery Security Assignment or this Agreement; or there is any material dispute or litigation or any other material proceedings between the relevant parties under or in respect of any Contract or Supervision Agreement; or

10.1.29
Termination of Refund Guarantees:  any Refund Guarantee is repudiated, cancelled, rescinded or otherwise terminated or expires (other than by the return of such Refund Guarantee by the relevant Borrower to the Builders or either of them and/or any Refund Guarantor following the delivery of the relevant Ship under the relevant Contract); or

10.1.30
Non-Delivery of Ship or non-drawing of Delivery Advance:  any Ship is not delivered to, and accepted by, the relevant Borrower under the relevant Contract or the Delivery Advance for such Ship is not drawn down, in either case, on or before the Termination Date; or

10.1.31
Payments under Refund Guarantees:  any claim made under any Refund Guarantee is not paid within twenty (20) Banking Days of it being made and whether or not such claim has been referred to arbitration pursuant to the relevant Refund Guarantee Provided however that, if there is a related claim made under the relevant Contract which has been referred to arbitration thereunder, it shall not be an Event of Default unless the relevant claim under the relevant Refund Guarantee has not been paid within one hundred and eighty (180) days of it being made; or

10.1.32	Operating Accounts: moneys are withdrawn from any of the Operating Accounts other than in accordance with clause 14; or

10.1.33
Licenses, etc:  any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.34	Listing: the shares of the Aegean Marine Guarantor are de-listed or suspended from, or cease to trade (whether temporarily or permanently) on, the New York Stock Exchange; or

10.1.35
Margin adjustment: the Borrowers, the Agent and the Banks fail to agree, by the date falling five (5) Banking Days prior to the Margin Adjustment Date, to an increased Margin following a relevant request made by the Agent pursuant to the provisions of clause 3.1.2; or

10.1.36
Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Agent (following consultation with the Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Agent may, and if so requested by the Majority Banks shall, without prejudice to any other rights of the Banks, at any time after the occurrence of an Event of Default by notice to the Borrowers declare that:

10.2.1	the obligation of each Bank to make available its Commitment shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2
the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may (and if so instructed by the Majority Banks shall) by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

10.4	Position of Swap Provider

Neither the Agent nor the Security Agent shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Provider.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrowers shall on demand indemnify each Creditor, without prejudice to any of such Creditor's other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment of any sum under any of the Security Documents when due;

11.1.2	the occurrence of any other Event of Default;

11.1.3
any prepayment or reduction of a Tranche or part thereof being made under clauses 4.3, 8.2.1(a) or 12.1 or any other repayment or prepayment of a Tranche or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Tranche prepaid or repaid; or

11.1.4	any Advance not being made for any reason (excluding any default by the Agent or any Bank) after the Drawdown Notice for such Advance has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by the relevant Creditor in maintaining or funding its Contribution or, as the case may be, its Commitment (or any part thereof) or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, its Commitment (or any part thereof) or any other amount owing to such Creditor.

11.2	Currency indemnity

If any sum due from any of the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Borrowers or any of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrowers shall indemnify each Creditor on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4	Central Bank or European Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify each Bank against any cost incurred or loss suffered by such Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to such Bank's Commitment and/or Contribution or deposits obtained by it to fund the whole or part of its Contribution and to the extent such cost or loss is not recoverable by such Bank under clause 12.2.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to contribute to an Advance or to maintain its Commitment or fund the Loan, such Bank shall promptly, through the Agent, give notice to the Borrowers whereupon (a) such Bank's Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay such Bank's Contribution either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement and/or the Master Swap Agreement or either of them.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which a Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1
subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2
increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping such Bank's Commitment available or maintaining or funding all or part of such Bank's Contribution; and/or

12.2.3	reduce the amount payable or the effective return to any Bank under any of the Security Documents; and/or

12.2.4
reduce any Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank's obligations under any of the Security Documents; and/or

12.2.5	require any Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by such Bank under any of the Security Documents; and/or

12.2.6
require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)	such Bank shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)
the Borrowers shall on demand made at any time whether or not such Bank's Contribution has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment , forgone return or loss.

For the purposes of this clause 12.2 "holding company" means the company or entity (if any) within the consolidated supervision of which a Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security, set-off and pro-rata payments

13.1	Application of moneys

All moneys received by the Agent and/or the Security Agent under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1, shall be applied in the following manner:

13.1.1	first, in or towards payment of all unpaid costs and expenses which may be owing to the Agent and/or the Security Agent or either of them under any of the Security Documents;

13.1.2	secondly, in or towards payment of any unpaid fees and commitment commission payable to the Creditors or any of them;

13.1.3	thirdly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.4	fourthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.5
fifthly, in or towards payment to any Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.6	sixthly, in or towards payment to the Swap Provider of any sums owing to it under the Master Swap Agreement;

13.1.7	seventhly, in or towards payment to any Creditor of any other sums owing to it under any of the Security Documents; and

13.1.8	eighthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2	Set-off

13.2.1
The Borrowers authorise each Creditor (without prejudice to any of such Creditor's rights at law, in equity or otherwise), at any time and without notice to the Borrowers, to apply any credit balance to which the Borrowers or any of them is then entitled standing upon any account of the Borrowers or any of them with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrowers or any of them to such Creditor under any of the Security Documents.  For this purpose, each Creditor is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2
No Creditor shall be obliged to exercise any right given to it by this clause 13.2.  Each Creditor shall notify the Borrowers through the Agent forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Creditors.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Pro rata payments

13.3.1
If at any time any Bank (the "Recovering Bank") receives or recovers any amount owing to it by the Borrowers under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Bank's Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 12.1, or 12.2), the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a "Relevant Receipt") notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clause 6.1 or 6.9 (as the case may be) then:

(a)	within two (2) Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)
the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrowers and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.9; and

(c)
as between the Borrowers and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrowers to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.3.2
If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank's pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.3.3	Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purposes of this clause 13.3.

13.3.4
Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.3 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.3.

13.5	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.

13.6	Further assurance

The Borrowers jointly and severally undertake with each Creditor that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of each Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Banks may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7	Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers' Security Documents, the provisions of this Agreement shall prevail.

14	Operating Accounts

14.1	General

The Borrowers jointly and severally undertake with each Creditor that they will:

14.1.1	on or before the Drawdown Date of the first Advance to be drawn down, open each of the Operating Accounts; and

14.1.2
procure that all moneys payable to each Borrower in respect of the Earnings of such Borrower's Ship shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary pursuant to the provisions of the relevant Deed of Covenant, be paid to the such Borrower's Operating Account, Provided however that if any of the moneys paid to any of the Operating Accounts are payable in a currency other than Dollars, the Account Bank shall (and each Borrower in respect of its own Operating Account hereby irrevocably instructs the Account Bank to) convert such moneys into Dollars at the Account Bank's spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term "spot rate of exchange" shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2	Operating Accounts: withdrawals

Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing, no Borrower shall be entitled to withdraw any moneys from its Operating Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Agent (acting on the instructions of the Majority Banks) shall direct to the contrary, each Borrower may withdraw moneys from its Operating Account for the following purposes:

14.2.1	to pay any amount to the Agent in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents;

14.2.2	to pay the proper and reasonable expenses of its Ship;

14.2.3	to pay the proper and reasonable expenses of administering its affairs; and

14.2.4	to pay dividends to the extent permitted by clause 8.3.12.

14.3	Application of Operating Accounts

At any time after the occurrence of an Event of Default, the Agent may (and on the instructions of the Majority Banks shall), without notice to the Borrowers, instruct the Account Bank to apply all moneys then standing to the credit of the Operating Accounts or any of them (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Creditors or any of them under the Security Documents in the manner specified in clause 13.1.

14.4	Pledging of Operating Accounts

The Operating Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Operating Account Pledges.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrowers and their respective successors in title.

15.2	No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Banks

Any Bank (the "Transferor Bank") may at any time cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to any other bank, financial institution or special purpose vehicle which is established by such Transferor Bank or to any other third party or any other person whatsoever (a "Transferee Bank") by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank.  No such transfer is binding on, or effective in relation to, the Borrowers or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Agent (on behalf of itself, the Borrowers and the other Creditors) and (ii) such transfer of rights under the other Security Documents has been effected and registered.  Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1	a Transfer Certificate may be in respect of a Bank's rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2
a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Bank and shall not transfer its rights and obligations as the Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, the Transferor Bank's payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank's title and of any rights or equities which the Borrowers had against the Transferor Bank;

(b)	the Transferor Bank's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Bank with a Contribution and/or a Commitment of the amounts specified in the Transfer Certificate;

(d)
the Transferee Bank becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Arranger, the Agent and the Security Agent and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them;

(e)
an Advance or part of an Advance which the Transferee Bank makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Bank, assuming that any defects in the Transferor Bank's title and any rights or equities of any Security Party against the Transferor Bank had not existed; and

(f)
the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;

15.3.4	the rights and equities of the Borrowers or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5
the Borrowers, the Account Bank, the Security Agent, the Arranger, the Swap Provider and the Banks hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time.  Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrowers, the Transferor Bank and the Transferee Bank.

15.4	Reliance on Transfer Certificate

15.4.1
The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2
The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank or any Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3
The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5	Transfer fees and expenses

If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, the Borrowers shall pay to the Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Agent as having been incurred by such Bank in connection with such transfer.

15.6	Documenting transfers

If any Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrowers jointly and severally undertake, immediately on being requested to do so by the Agent and at the cost of the Transferor Bank, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Bank) enter into, such documents as may be necessary or desirable to transfer to the Transferee Bank all or the relevant part of such Bank's interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor Bank and/or its Transferee Bank (as the case may be) to the extent of their respective interests.

15.7	Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrowers.

15.8	Lending office

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by it through which such Bank wishes to lend for the purposes of this Agreement.  If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the Borrowers, the Security Agent, the Account Bank, the Swap Provider and the other Banks.

15.9	Disclosure of information

A Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with such Bank in relation to this Agreement or, where relevant, to any rating agencies, trustees and accountants such information about the Borrowers and/or the other Security Parties and/or this Agreement and/or the Security Documents as such Bank shall consider appropriate and, to that extent and in this respect, that Bank is hereby released by the Borrowers from any duties of secrecy or confidentiality arising by law or by contract.  Where any such rating agency, trustee or accountant is not subject to a duty or obligation of secrecy or confidentiality as a matter of law, the relevant Bank shall require that they sign a confidentiality agreement with it, prior to the Bank disclosing any such information.

16	Arranger, Agent and Security Agent

16.1	Appointment of the Agent

Each of the Banks and the Swap Provider irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks and the Swap Provider hereby authorises the Agent:

16.1.1	to execute such documents as may be approved by the Majority Banks for execution by the Agent; and

16.1.2
(whether or not by or through employees or agents) to take such action on such Bank's or the Swap Provider's behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2	Agent's actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Banks and/or the Swap Provider (or as otherwise duly authorised) shall be binding on all the Banks and the Swap Provider.

16.3	Agent's duties

The Agent shall:

16.3.1	promptly notify each Bank and the Swap Provider of the contents of each notice, certificate or other document received by it from the Borrowers under or pursuant to clauses 8.1.1, 8.1.5 and 8.1.7; and

16.3.2
(subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may direct.

16.4	Agent's rights

The Agent may:

16.4.1
in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Banks and/or the Swap Provider, and shall be fully protected in so doing;

16.4.2
unless and until it shall have received directions from the Majority Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks and the Swap Provider (but shall not be obliged to do so);

16.4.3
refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Banks and/or the Swap Provider to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4
deem and treat (i) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Banks in schedule 1 to be such Bank's lending office, unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5
rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5	No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1
be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent shall promptly make the appropriate request to the Borrowers; or

16.5.2
be obliged to make any enquiry as to any breach or default by the Borrowers or any of them or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank or the Swap Provider, in which case the Agent shall promptly notify the Banks and the Swap Provider of the relevant event or circumstance; or

16.5.3
be obliged to enquire whether or not any representation or warranty made by the Borrowers or any of them or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4
be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Bank or the Swap Provider for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Banks; or

16.5.7
be liable to any Bank or the Swap Provider for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6	Non-reliance on Arranger or Agent

Each Bank and the Swap Provider acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Bank's Commitment or Contribution under this Agreement.  Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the Swap Provider with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7	No responsibility on Arranger or Agent for Borrowers' performance

Neither the Arranger nor the Agent shall have any responsibility or liability to any Bank or the Swap Provider:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4
for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of the Borrowers or any other Security Party to the Ships or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks or the Swap Provider.

16.8	Reliance on documents and professional advice

Each of the Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger's or, as the case may be, the Agent's employment).

16.9	Other dealings

Each of the Arranger and the Agent may, without any liability to account to the Banks or the Swap Provider, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the Banks or the Swap Provider as if it were not the Arranger or, as the case may be, the Agent.

16.10	Rights of Agent as Bank; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term "Banks" shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11	Amendments and waivers

16.11.1
Subject to clause 16.11.2, the Agent may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Banks, shall:

(a)	agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with the Borrowers and/or any other Security Party; and/or

(b)
vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrowers and/or any other Security Party (or authorise the Security Agent to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks and the Swap Provider by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on the Banks and the Swap Provider.

16.11.2
Except with the prior written consent of the Banks and the Swap Provider, the Agent shall have no authority on behalf of the Banks and the Swap Provider to agree (or authorise the Security Agent to agree) with the Borrowers and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by the Borrowers or any of them and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a)	reduce the Margin;

(b)	postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)	increase any Bank's Commitment;

(e)	extend the Termination Date;

(f)
change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)	change the order of distribution under clauses 6.9 and 13.1;

(h)	change this clause 16.11;

(i)	change the definition of "Majority Banks" in clause 1.2; or

(j)
release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12	Reimbursement and indemnity by Banks

Each Bank shall reimburse the Agent (rateably in accordance with such Bank's Commitment or, if after the first drawdown, Contribution), to the extent that the Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers under clause 5.1 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with such Bank's Commitment or, if after the first drawdown, Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent's own gross negligence or wilful misconduct.

16.13	Retirement of Agent

16.13.1
The Agent may, having given to the Borrowers and each of the Banks and the Swap Provider not less than fifteen (15) days' notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Swap Provider as a successor agent:

(a)	a Related Company of the Agent nominated by the Agent which the Banks and the Swap Provider hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Bank nominated by the Majority Banks or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent.

Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent and under this Agreement the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks and the Swap Provider.  Prior to any such successor being appointed, the Agent agrees to consult with the Borrowers as to the identity of the proposed successor and to take account of any reasonable objections which the Borrowers may raise to such successor being appointed.

16.13.2
Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14	Appointment and retirement of Security Agent

16.14.1	Appointment

Each of the Banks, the Swap Provider and the Agent irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the Security Documents to which the Security Agent is or is to be a party, in each case on the terms set out in this Agreement. By virtue of such appointment, each of the Banks, the Swap Provider and the Agent hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or the Security Documents to which the Security Agent is or is intended to be a party, together with such powers and discretions as are reasonably incidental thereto.

16.14.2	Retirement

Without prejudice to clause 16.13, the Security Agent may, having given to the Borrowers and each of the Banks and the Swap Provider not less than fifteen (15) days' notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks, the Swap Provider and the Agent as a successor security agent and trustee:

(a)
a Related Company of the Security Agent nominated by the Security Agent which the Agent, the Banks and the Swap Provider hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a bank or trust corporation nominated by the Majority Banks or, failing such a nomination,

(c)	any bank or trust corporation nominated by the retiring Security Agent,

and, in any case, such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security Documents referred to in clause 16.14.1 without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Banks and the Swap Provider.  Prior to any such successor being appointed, the Security Agent agrees to consult with the Borrowers as to the identity of the proposed successor and to take account of any reasonable objections which the Borrowers may raise to such successor being appointed.

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15	Powers and duties of the Security Agent

16.15.1
The Security Agent shall have no duties, obligations or liabilities to any of the Banks, the Swap Provider and the Agent beyond those expressly stated in any of the Security Documents.  Each of the Agent, the Banks and the Swap Provider hereby authorises the Security Agent to enter into and execute:

(a)	each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Banks) for entry into by the Security Agent,

and, in each and every case, to hold any and all security thereby created upon trust for the Banks, the Swap Provider and the Agent in the manner contemplated by this Agreement.

16.15.2	Subject to clause 16.15.3 the Security Agent may, with the prior consent of the Majority Banks communicated in writing by the Agent, concur with any of the Security Parties to:

(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.

Any such action so authorised and effected by the Security Agent shall be promptly notified to the Banks, the Swap Provider and the Agent by the Security Agent and shall be binding on the other Creditors.

16.15.3	The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of the Banks communicated in writing by the Agent.

16.15.4
The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct.  Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14.1 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of the Banks is expressly required under clause 16.15.3 - clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5
None of the Banks nor the Agent nor the Swap Provider shall have any independent power to enforce any of the Security Documents referred to in clause 16.14.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

16.15.6
For the purpose of this clause 16, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7
Without prejudice to the foregoing each of the Agent, the Swap Provider and the Banks (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.14.1.

16.15.8
Each Bank shall reimburse the Security Agent (rateably in accordance with such Bank's Commitment or Contribution), to the extent that the Security Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Security Agent (rateably in accordance with such Bank's Commitment or, if after the first drawdown, Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Security Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Security Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Security Agent's own gross negligence or wilful misconduct.

16.16	Trust provisions

16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

(a)	the expiration of a period of eighty (80) years from the date of this Agreement; and

(b)
receipt by the Security Agent of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2
In its capacity as trustee in relation to the Security Documents specified in clause 16.14.1, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.3
It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.14.1, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17	Independent action by Creditors

None of the Creditors shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Banks but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

16.18	Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Banks and the Swap Provider under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Banks, the Swap Provider and the Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.14.1 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19	Co-operation to achieve agreed priorities of application

The Banks, the Swap Provider and the Agent shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1 (unless otherwise expressly provided for in any such Security Document).

16.20	Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Creditors other than the Agent or the Security Agent) and shall be distributed by the Agent or, as the case may be, the Security Agent (in the case of moneys so received by the Agent or, as the case may be, the Security Agent) in each case in accordance with clause 13.1.  The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Agent and/or the Account Bank and/or the Arranger and/or the Banks and/or the Swap Provider or any of them to provide for the whole of their respective claims against the Borrowers or any other person liable.

17	Notices and other matters

17.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2
be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

17.1.3	be sent:

(a)	if to the Borrowers or any of them at:

c/o Aegean Bunkering Services Inc.
42 Hadjikyriakou Street
185 38 Piraeus
Greece

Fax no:        +30 210 458 6242
Attn:            Mr Apostolos Manitsas

(b)	if to the Arranger and/or Agent and/or the Account Bank and/or the Security Agent at:

Aegean Baltic Bank S.A.
28 Diligianni Street
145 62 Kifissia
Greece

Fax No:        +30 210 62 34 192
Attn:             Business Development

(c)	if to a Bank, to its address or fax number specified in schedule 1 or in any relevant Transfer Certificate; and

(d)	if to the Swap Provider, to its address or fax number specified in paragraph (a) of Part 4 of the Schedule to the Master Swap Agreement,

or to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2	Notices through the Agent

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrowers or any of them to any other party (other than the Swap Provider), shall be given to the Agent for onward transmission as appropriate and if it is to be given to the Borrowers it shall (except otherwise provided in the Security Documents) be given to the Agent.

17.3	No implied waivers, remedies cumulative

No failure or delay on the part of a Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by such Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors or any of them shall be entitled to rely.

17.5	Borrowers' obligations

17.5.1	Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly.  Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrowers, whether or not the deficiency is known to any of the Creditors.

17.5.2	Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Creditors may also continue to treat it as such, whether or not any Creditor is or becomes aware that such Borrower is or has become a surety for the other Borrowers.

17.5.3	Indemnity

The Borrowers hereby agree jointly and severally to keep the Creditors fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of the other Borrowers which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrowers on any ground whatsoever, whether or not known to a Creditor including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrowers (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party).

17.5.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:

(a)
the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Borrower or any other person liable;

(b)
the Agent (acting on the instructions of the Majority Banks) granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

(c)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

17.5.5	Recourse to other security

The Creditors shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against any Borrower or any other person liable and no action taken or omitted by any Creditor in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the Security Documents to which any of them is, or is to be, a party.

17.5.6	Waiver of Borrowers' rights

Each Borrower agrees with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

(a)	exercise any right of subrogation, reimbursement and indemnity against the other Borrowers or any other person liable under the Security Documents;

(b)
demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrowers or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)	take any steps to enforce any right against the other Borrowers or any other person liable in respect of any such moneys; or

(d)
claim any set-off or counterclaim against the other Borrowers or any other person liable or claiming or proving in competition with any Creditor in the liquidation of the other Borrowers or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrowers or any other person liable or any other Security Document now or hereafter held by any Creditor for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of the other Borrowers or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Banks and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent (acting on the instructions of the Majority Banks) shall deem appropriate.

18	Governing law and jurisdiction

18.1	Law

This Agreement is governed by, and shall be construed in accordance with, English law.

18.2	Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of each Creditor, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrowers or any of them or any of their assets may be brought in the English courts.  Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present of Old Jarretts Farmhouse, Brantridge Lane, Balcombe, West Sussex RH17 6JR, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of a Creditor to take proceedings against the Borrowers or any of them in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers or any of them may have against any Creditor arising out of or in connection with this Agreement.

18.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED by Y. KOUMBIADOU	)
for and on behalf of	)	/s/ Y. KOUMBIADOU
KASSOS NAVIGATION S.A.	)	Attorney-in-fact
as Borrower	)

SIGNED by Y. KOUMBIADOU	)
for and on behalf of	)	/s/ Y. KOUMBIADOU
TILOS NAVIGATION S.A.	)	Attorney-in-fact
as Borrower	)

SIGNED by Y. KOUMBIADOU	)
for and on behalf of	)	/s/ Y. KOUMBIADOU
SYMI NAVIGATION S.A.	)	Attorney-in-fact
as Borrower	)

SIGNED by Y. KOUMBIADOU	)
for and on behalf of	)	/s/ Y. KOUMBIADOU
HALKI NAVIGATION S.A.	)	Attorney-in-fact
as Borrower	)

SIGNED by P. TSAMANIS	)	/s/ P. TSAMANIS
and by D. DIMITRIOU	)	Authorised Signatory
for and on behalf of	)
AEGEAN BALTIC BANK S.A.	)
as Arranger, Agent, Security Agent, Account Bank and Bank	)	/s/ D. DIMITRIOU
	)	Authorised Signatory

SIGNED by K. SPOULLOS	)
for and on behalf of	)	/s/ K. SPOULLOS
HSH NORDBANK AG	)	Attorney-in-fact
as Bank and Swap Provider	)